Exhibit 10.1
Execution Version

$1,250,000,000
COMPETITIVE ADVANCE AND
REVOLVING CREDIT AGREEMENT
among
RAYTHEON COMPANY,
as the Borrower,
THE LENDERS NAMED HEREIN,
BANK OF AMERICA, N.A. and CITIBANK, N.A.,
as Syndication Agents,
BARCLAYS BANK PLC, CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
DEUTSCHE BANK SECURITIES INC. and
MORGAN STANLEY MUFG LOAN PARTNERS, LLC,
as Documentation Agents,
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,
Dated as of September 30, 2019

JPMORGAN CHASE BANK, N.A.,
BOFA SECURITIES, INC. and
CITIBANK, N.A.
as Joint Lead Arrangers and Joint Bookrunners

EXHIBITS
Exhibit A    Administrative Questionnaire
Exhibit B    Form of Assignment and Assumption
Exhibit C    Form of Borrowing Request
Exhibit D-1    Form of Competitive Bid Request
Exhibit D-2    Form of Notice of Competitive Bid Request
Exhibit D-3    Form of Competitive Bid
Exhibit D-4    Form of Competitive Bid Accept/Reject Letter
Exhibit E    Form of Opinion of Frank R. Jimenez
Exhibit F    Form of Opinion of Morgan, Lewis & Bockius LLP
Exhibit G    Form of Commitment Increase Supplement
Exhibit H    Form of New Lender Supplement
Exhibit I    Form of U.S. Tax Compliance Certificate
SCHEDULES
Schedule 2.01    Lenders and Commitments; Issuing Lenders and L/C Commitments
Schedule 2.24    Addresses for Notices Relating to Borrowings
Schedule 4.01    Significant Subsidiaries
Schedule 4.05    Financial Statements/Material Liabilities
Schedule 4.07    Litigation
Schedule 4.12    Foreign Plans
Schedule 7.01    Existing Liens
Schedule 7.04    Existing Subsidiary Indebtedness
Schedule 10.01 Notice Addresses

This COMPETITIVE ADVANCE AND REVOLVING CREDIT AGREEMENT, is dated as of September 30, 2019, among RAYTHEON COMPANY, a Delaware corporation (the “Borrower”), the Lenders (as defined in Article I) and JPMORGAN CHASE BANK, N.A. (“JPMorgan Chase Bank”), as administrative agent for the Lenders.
The Borrower has requested the Lenders, and the Lenders have agreed, to extend credit in the form of Revolving Loans and Letters of Credit at any time and from time to time prior to the Termination Date, in an aggregate principal amount at any time outstanding not in excess of $1,250,000,000, with a sublimit for Letters of Credit. The Borrower also has requested the Lenders to provide a procedure pursuant to which the Borrower may invite the Lenders to bid on an uncommitted basis on short-term borrowings by the Borrower.
The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.01.  Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
“2015 Fee Letter” shall mean, collectively (a) the Joint Lead Arranger and Agent Fee Letter dated October 15, 2015, among the Borrower, J.P. Morgan Securities LLC and JPMorgan Chase Bank, (b) the Joint Lead Arranger Fee Letter dated October 15, 2015, among the Borrower, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Bank of America and (c) the Joint Lead Arranger Fee Letter dated October 15, 2015, between the Borrower and Citigroup Global Markets Inc.
“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.
“ABR Loan” shall mean any Loan bearing interest at the Alternate Base Rate in accordance with the provisions of Article II.
“Accumulated Benefit Obligation” shall mean the actuarial present value of benefits attributed by the Foreign Plan’s benefit formula to employee service rendered prior to the valuation date based upon current and past compensation levels.
“Act” shall have the meaning assigned to such term in Section 10.18.
“additional amount” shall have the meaning assigned to such term in Section 2.21(a).
“Administrative Agent” shall mean JPMorgan Chase Bank, as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with its successors and any assigns permitted under the terms of this Agreement.
“Administrative Questionnaire” shall mean an Administrative Questionnaire substantially in the form of Exhibit A.
“Affiliate” shall mean, when used with respect to a specified person, another person (whether existing now or in the future) that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Agent Indemnitee” shall have the meaning assigned to such term in Section 9.07.
“Agents” shall mean the collective reference to the Administrative Agent, the Syndication Agents and the Documentation Agents.
“Agents’ Fees” shall have the meaning assigned to such term in Section 2.08(b).
“Aggregate Revolving Credit Exposure” shall mean the aggregate amount of the Lenders’ Revolving Credit Exposures.
“Agreement” shall mean this Competitive Advance and Revolving Credit Agreement dated as of September 30, 2019, as amended, supplemented or otherwise modified from time to time.
“Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1/2 of 1.0% and (c) the Eurodollar Rate for a one month interest period commencing on such day (or, if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%; provided that for the purpose of this definition, the Eurodollar Rate for any day shall be based on the Screen Rate (or if the Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the NYFRB Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Eurodollar Rate shall be effective on the effective date of such change in the Prime Rate, the NYFRB Rate or the Eurodollar Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.11, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.
“Anti-Money Laundering Laws” shall mean any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to the Borrower and its Subsidiaries from time to time related to terrorism financing or money laundering.
“Anti-Corruption Laws” shall mean all laws, rules and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Margin” shall mean, for each Type of Loan, on any date, the applicable rate per annum set forth under the relevant column heading in the Pricing Grid, based upon the then-applicable Index Debt Rating.
“Application” shall mean an application, in such form as the relevant Issuing Lender may specify from time to time, requesting such Issuing Lender to open or amend a Letter of Credit.
“Approved Fund” shall have the meaning assigned to such term in Section 10.04(b).
“Arrangers” shall mean the Joint Lead Arrangers and Joint Bookrunners identified on the cover page of this Agreement.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.
“Authorized Representative” shall mean any officer or other employee of the Borrower designated from time to time pursuant to a certificate of the Borrower delivered to the Administrative Agent as a person who, acting alone (except to the extent otherwise provided in such certificate), shall be entitled to request Borrowings, or any officer or other employee of the Borrower designated as a person who, acting alone (except to the extent otherwise provided in such certificate), shall be entitled to require the issuance or amendment of Letters of Credit; provided that only the person or persons designated as such from time to time in the Borrower’s list of certified authorized representatives delivered to the Administrative Agent pursuant hereto shall have the authority to specify or change the account designated pursuant to Sections 2.03(a)(iii) and 2.04(iii).
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bank of America” shall mean Bank of America, N.A.
“Bankruptcy Event” shall mean, with respect to any Lender or Lender Parent, such Lender or Lender Parent becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such person.
“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.
“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.
“Borrower” shall have the meaning assigned to such term in the preamble.
“Borrowing” shall mean a group of Loans of a single Type made, converted or continued by the Lenders (or, in the case of a Competitive Borrowing, by the Lender or Lenders whose Competitive Bids have been accepted pursuant to Section 2.03) on a single date and as to which a single Interest Period is in effect.
“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.04 and substantially in the form of Exhibit C.
“Breakage Event” shall have the meaning assigned to such term in Section 2.17.
“Business” shall have the meaning assigned to such term in Section 4.17(b).
“Business Day” shall mean any day other than a Saturday, Sunday or day on which commercial banks in New York City are authorized or required by law to close; provided, that, with respect to notices and determinations in connection with, and payments of principal and interest on, any Loan that bears interest at a rate determined with reference to the Eurodollar Rate, such day is also a day for trading by and between banks in Dollar deposits in the London interbank eurodollar market.
A “Change in Control” shall be deemed to have occurred if (1) any “person” or “group” as such terms are used in Sections 13(d) and 14(d) of the Exchange Act shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)‑5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding common stock of the Borrower, or (2) a majority of the seats (other than vacant seats) on the board of directors of the Borrower shall at any time have been occupied by persons who were neither (a) nominated (or whose election was approved) by the board of directors of the Borrower nor (b) appointed by directors who were so nominated (or whose election was so approved).
“Charges” shall have the meaning assigned to such term in Section 10.09.
“Citibank” shall mean Citibank, N.A.
“Closing Date” shall mean the date on which the conditions precedent set forth in Article V shall have been satisfied, which date is September 30, 2019.
“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time, and the final and temporary Treasury Regulations promulgated pursuant thereto.
“Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans and participate in Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be (a) reduced from time to time pursuant to Section 2.12, (b) increased from time to time pursuant to Section 2.23, and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The aggregate initial Commitments shall be $1,250,000,000.
“Commitment Increase Supplement” shall have the meaning assigned to such term in Section 2.23(b).

“Competitive Bid” shall mean an offer by a Lender to make a Competitive Loan pursuant to Section 2.03.
“Competitive Bid Accept/Reject Letter” shall mean a notification made by the Borrower pursuant to Section 2.03(d) in the form of Exhibit D-4.
“Competitive Bid Rate” shall mean, as to any Competitive Bid made by a Lender pursuant to Section 2.03(b), (i) in the case of a Eurodollar Competitive Loan, the Margin, and (ii) in the case of a Fixed Rate Loan, the fixed rate of interest offered by the Lender making such Competitive Bid.
“Competitive Bid Request” shall mean a request made pursuant to Section 2.03 in the form of Exhibit D-1.
“Competitive Borrowing” shall mean a Borrowing consisting of a Competitive Loan or concurrent Competitive Loans from the Lender or Lenders whose Competitive Bids for such Borrowing have been accepted by the Borrower under the bidding procedure described in Section 2.03.
“Competitive Loan” shall mean a Loan from a Lender to the Borrower pursuant to the bidding procedure described in Section 2.03. Each Competitive Loan shall be a Eurodollar Competitive Loan or a Fixed Rate Loan.
“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Borrower dated September 2019, as revised, amended, modified or otherwise supplemented prior to the date hereof.
“Consolidated Net Tangible Assets” shall mean, as at any date of determination, the total amount of assets of the Borrower and the Subsidiaries (less applicable depreciation, amortization and other valuation reserves) at such date, after deducting therefrom (a) all current liabilities of the Borrower and the Subsidiaries at such date and (b) all goodwill, trade names, trademarks, patents, unamortized debt issuance fees and expenses and other like intangibles at such date.
“Contractual Obligations” shall mean, as to any person, any provision of any security issued by such person or of any agreement, instrument or other undertaking to which such person is a party or by which it or any of its property is bound.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.
“Covered Entity” shall mean any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” shall have the meaning assigned to it in Section 10.22.

“Credit Party” shall mean the Administrative Agent, each Issuing Lender or any other Lender.
“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.
“Default Right” shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulted Loan” shall have the meaning assigned to such term in the definition of “Defaulting Lender”.
“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded by it hereunder, to (i) fund any portion of its Revolving Loans required to be funded by it hereunder (each, a “Defaulted Loan”) or (ii) fund any portion of its participations in Letters of Credit, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply generally with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has otherwise failed to pay over to any Credit Party any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, (d) has become the subject of (A) a Bankruptcy Event or (B) Bail-In Action or (e) has failed, within three (3) Business Days after request by the Administrative Agent or the Borrower, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Revolving Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (e) upon the Administrative Agent’s and the Borrower’s receipt of such certification in form and substance satisfactory to the Borrower and the Administrative Agent.
“Documentation Agents” shall mean the Documentation Agents identified on the cover page of this Agreement.
“Dollars” or “$” shall mean lawful money of the United States of America.
“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Laws” shall mean any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other applicable laws or regulations (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” shall mean (a) any Reportable Event; (b) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 430(k) of the Code or Section 303(k) of ERISA; (c) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure by Borrower or any ERISA Affiliate to make by its due date a required contribution to a Multiemployer Plan; (e) the incurrence by Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (f) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (g) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (h) the receipt by the Borrower or any ERISA Affiliate of any notice that Withdrawal Liability is being imposed or a determination that a Multiemployer Plan is, or is expected to be, terminated, Insolvent, or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); and (i) the occurrence of a non-exempt “prohibited transaction” with respect to which the Borrower or any of its Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or a “Party in interest” (within the meaning of Section 3(14) of ERISA), or with respect to which the Borrower or any such Subsidiary could otherwise be liable.
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Eurodollar Base Rate” shall mean with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on page LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on either of the Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such comparable service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”) as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period; provided that if the Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, that if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”), then the Eurodollar Base Rate shall be the Interpolated Rate at such time (provided that if the Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement). To the extent a successor or comparable page applies or a comparable service is selected by the Administrative Agent in connection herewith, the Screen Rate resulting therefrom shall be applied in a manner consistent with market practice.
“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.
“Eurodollar Competitive Borrowing” shall mean a Borrowing comprised of Eurodollar Competitive Loans.
“Eurodollar Competitive Loan” shall mean any Competitive Loan bearing interest at a rate determined by reference to the Eurodollar Rate in accordance with the provisions of Article II.
“Eurodollar Loan” shall mean any Eurodollar Revolving Loan or Eurodollar Competitive Loan.
“Eurodollar Rate” shall mean with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurodollar Reserve Requirements
“Eurodollar Reserve Requirements” shall mean for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurodollar funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.
“Eurodollar Revolving Credit Borrowing” shall mean a Borrowing comprised of Eurodollar Revolving Loans.
“Eurodollar Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Eurodollar Rate in accordance with the provisions of Article II.
“Events of Default” shall have the meaning assigned to such term in Article VIII.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Existing Credit Agreement” shall mean the Five-Year Competitive Advance and Revolving Credit Facility, dated as of November 13, 2015, among the Borrower, the lenders from time to time parties thereto, Bank of America, N.A. and Citibank, N.A., as syndication agents, Barclays Bank PLC, Credit Suisse AG, Cayman Islands Branch, Deutsche Bank Securities Inc. and Morgan Stanley MUFG Loan Partners, LLC, as documentation agents and JPMorgan Chase Bank, N.A., as administrative agent, as amended, supplemented or otherwise modified through the date hereof.
“Existing Letter of Credit” shall have the meaning assigned to such term in Section 3.10.
“Facility” shall mean the Commitments and the extensions of credit made thereunder.
“Facility Fee” shall have the meaning assigned to such term in Section 2.08(a).

“Facility Fee Rate” shall mean, on any date, the applicable rate per annum set forth under the heading “Facility Fee Rate” in the Pricing Grid, based upon the then-applicable Index Debt Rating.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.
“Federal Funds Effective Rate” shall mean, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Fee Letters” shall mean, collectively (a) the Arranger and Agent Fee Letter dated September 5, 2019, between the Borrower and JPMorgan Chase Bank, N.A., (b) the Arranger Fee Letter dated September 5, 2019, among the Borrower, BofA Securities, Inc. and Bank of America, (c) the Arranger Fee Letter dated September 5, 2019, between the Borrower and Citibank and (d) the 2015 Fee Letter.
“Fees” shall mean the Facility Fees and the Agents’ Fees.
“Financial Officer” of any corporation shall mean the chief financial officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such corporation.
“Fixed Rate Borrowing” shall mean a Borrowing comprised of Fixed Rate Loans.
“Fixed Rate Loan” shall mean any Competitive Loan bearing interest at a fixed percentage rate per annum (expressed in the form of a decimal to no more than four decimal places) specified by the Lender making such Loan in its Competitive Bid.
“Foreign Plan” shall mean each employee pension benefit plan (within the meaning of Section 3(2) of ERISA, whether or not subject to ERISA) that is not subject to U.S. law and is maintained or contributed to by the Borrower or any ERISA Affiliate.
“GAAP” shall mean generally accepted accounting principles in the United States of America applied in accordance with Section 1.02.
“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).
“Granting Lender” shall have the meaning assigned to such term in Section 10.04(j).
“IBA” shall have the meaning assigned to such term in Section 1.03.

“Impacted Interest Period” shall have the meaning assigned to such term in the definition of “Eurodollar Base Rate”.
“Increasing Lender” shall have the meaning assigned to such term in Section 2.23(b).
“Indebtedness” of any person shall mean, as at any date of determination, all indebtedness (including capitalized lease obligations) of such person and its consolidated subsidiaries at such date that would be required to be included as a liability on a consolidated balance sheet (excluding the footnotes thereto) of such person prepared in accordance with GAAP.
“Indemnitee” shall have the meaning assigned to such term in Section 10.05(b).
“Index Debt” shall mean the senior, unsecured, non-credit enhanced, long-term indebtedness for borrowed money of the Borrower.
“Index Debt Rating” shall mean as of any date, the rating that has been most recently announced by S&P and Moody’s for the Index Debt of the Borrower. For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in the lowest level; (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different levels set forth in the Pricing Grid, the Applicable Margin shall be based on the higher of the two ratings unless the ratings differ by more than one level, in which case the governing rating shall be the rating next below the higher of the two; and (iii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower, the Administrative Agent and the Syndication Agents shall negotiate in good faith the terms of an amendment to this definition to reflect such changed rating system or the non-availability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.
“Information” shall have the meaning assigned to such term in Section 10.16.
“Insolvent” shall mean, with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.
“Intellectual Property” shall mean the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
“Interest Payment Date” shall mean, with respect to any Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing, and, in addition, except with respect to any ABR Loan, the date of any prepayment of such Loan or conversion of such Loan to a Loan of a different Type.

“Interest Period” shall mean (a) as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 (or, if agreed to by all Lenders (other than any Defaulting Lender that is not a Performing Lender), 12) months thereafter, as the Borrower may elect, (b) as to any ABR Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the earlier of (i) the next succeeding March 31, June 30, September 30 or December 31 and (ii) the Termination Date and (c) as to any Fixed Rate Borrowing, the period commencing on the date of such Borrowing and ending on the date specified in the Competitive Bids in which the offer to make the Fixed Rate Loans comprising such Borrowing was extended, which shall not be earlier than seven days after the date of such Borrowing or later than 360 days after the date of such Borrowing; provided, however, that, if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. Notwithstanding anything to the contrary in this definition of “Interest Period”, any Interest Period that would otherwise extend beyond the Termination Date shall end on the Termination Date.
“Interpolated Rate” shall mean at any time, the rate per annum (rounded to the same number of decimal places as the Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period for which that Screen Rate is available in Dollars that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period for which that Screen Rate is available for Dollars that exceeds the Impacted Interest Period, in each case, as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. When determining the rate for a period which is less than the shortest period for which the Screen Rate is available, the Screen Rate for purposes of clause (a) above shall be deemed to be the overnight rate for Dollars determined by the Administrative Agent from such service as the Administrative Agent may reasonably select.
“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc., ICC Publication No. 590 (or such later version thereof as may be in effect at the time of issuance).
“Issuing Lender” shall mean JPMorgan Chase Bank or any of its Affiliates, Bank of America or any of its Affiliates, Citibank or any of its Affiliates or any other Lender (including its Affiliates) designated as an Issuing Lender by the Borrower with the consent of such Lender and the Administrative Agent (such consent of the Administrative Agent not to be unreasonably withheld), in each case, in its capacity as issuer of any Letter of Credit.
“JPMorgan Chase Bank” shall have the meaning assigned to such term in the preamble.
“L/C Commitment” shall mean, as to any Issuing Lender, the amount agreed from time to time by such Issuing Lender and the Borrower (and notified to the Administrative Agent) as the maximum amount of Letters of Credit that such Issuing Lender is willing to issue at any time for the account of the Borrower hereunder, such amounts to be based upon the L/C Obligations attributable to Letters of Credit issued by such Issuing Lender at such time and to be as set forth opposite such Issuing Lender’s name on Schedule 2.01.

“L/C Exposure” shall mean, at any time, the L/C Obligations. The L/C Exposure of any Lender at any time shall be its Revolving Percentage of the total L/C Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Lender in respect of such Letter of Credit shall remain in full force and effect until the Issuing Lender and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to such Letter of Credit.
“L/C Fee Payment Date” shall mean the last day of each March, June, September and December and the Termination Date.
“L/C Obligations” shall mean, at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit (giving effect to all increases in the stated amount thereof that can occur without the consent of the applicable Issuing Lender) and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.05. For all purposes of this Agreement, if on any date of determination a Letter of Credit subject to the ISP has expired by its terms but any amount may still be drawn thereunder as a result of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“L/C Participants” shall mean, with respect to each Letter of Credit, the collective reference to all the Lenders other than the relevant Issuing Lender.
“L/C Sublimit” shall mean, at any time, the lesser of (i) $500,000,000 and (ii) the Total Commitment as in effect at such time.
“Lender Affiliate” shall mean (a) any Affiliate of any Lender, (b) any person that is administered or managed by any Lender or any Affiliate of any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (c) with respect to any Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.
“Lender Parent” shall mean, with respect to any Lender, any person as to which such Lender is, directly or indirectly, a subsidiary.
“Lenders” shall mean (a) the financial institutions listed on Schedule 2.01, as such Schedule may be updated from time to time in accordance with Section 2.23 and (b) any financial institution that has become a party hereto pursuant to an Assignment and Assumption, in each case (other than any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Assumption).
“Letters of Credit” shall have the meaning assigned to such term in Section 3.01(a).

“Lien” shall mean, with respect to any asset of any person, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities that constitute assets of such person, any purchase option, call or similar right of a third party with respect to such securities.
“Loan Documents” shall mean this Agreement, any promissory note evidencing Loans and any amendment, waiver, supplement or other modification to any of the foregoing.
“Loans” shall mean collectively, the Revolving Loans and the Competitive Loans.
“Margin” shall mean, as to any Eurodollar Competitive Loan, the margin (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) to be added to or subtracted from the Eurodollar Rate in order to determine the interest rate applicable to such Loan, as specified in the Competitive Bid relating to such Loan.
“Margin Stock” shall have the meaning assigned to such term in Regulation U.
“Material Adverse Effect” shall mean a materially adverse effect on the business, assets, operations or financial condition of the Borrower and the Subsidiaries taken as a whole.
“Materials of Environmental Concern” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, urea-formaldehyde insulation, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Maximum Rate” shall have the meaning assigned to such term in Section 10.09.
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“New Lender” shall have the meaning assigned to such term in Section 2.23(a).
“New Lender Supplement” shall have the meaning assigned to such term in Section 2.23(b).
“New Lending Office” shall have the meaning assigned to such term in Section 2.21(h).
“Non-U.S. Lender” shall have the meaning assigned to such term in Section 2.21(h).
“NYFRB” shall mean the Federal Reserve Bank of New York.
“NYFRB Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Other Connection Taxes” shall mean, with respect to any Credit Party, taxes imposed as a result of a present or former connection between such Credit Party and the jurisdiction imposing such tax (other than connections arising from such Credit Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” shall have the meaning assigned to such term in Section 2.21(b).
“Overnight Bank Funding Rate” shall mean, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar Borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Participant Register” shall have the meaning assigned to such term in Section 10.04(k).
“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Performance Letters of Credit” shall mean any Letter of Credit issued to support contractual obligations for supply, service or construction contracts, including, but not limited to, bid, performance, advance payment, warranty, retention, availability and defects liability obligations.
“Performing Lender” means any Lender that (i) is a Defaulting Lender solely as a result of the occurrence of an event described in clause (d) of the definition of Defaulting Lender, (ii) following the event referred to in clause (i) above, continues to perform all of its obligations under this Agreement as and when due, and (iii) has not been replaced in accordance with Section 2.22(c).
“Permitted Receivables Program” shall mean any receivables securitization program pursuant to which the Borrower or any of the Subsidiaries sells accounts receivable and related receivables to any non‑Affiliate in a “true sale” transaction.
“person” shall mean any natural person, corporation, limited liability company, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.
“Plan” shall mean any employee pension benefit plan (as defined in Section 3(2) of ERISA, other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4062 or 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Plan Asset Regulations” shall mean 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.
“Pricing Grid” shall mean the table set forth below:

Level	Index Debt Ratings S&P/Moody’s	ABR Borrowing Applicable Margin	Eurodollar Borrowing Applicable Margin	Facility Fee Rate

I	AA- or higher by S&P or Aa3 or higher by Moody’s	0%	0.58%	0.045%
II	A+ by S&P or A1 by Moody’s	0%	0.695%	0.055%
III	A by S&P or A2 by Moody’s	0%	0.805%	0.07%
IV	A- by S&P or A3 by Moody’s	0%	0.91%	0.09%
V	BBB+ or lower by S&P or Baa1 or lower by Moody’s	0.125%	1.125%	0.125%
“Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent in its reasonable discretion) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent in its reasonable discretion); each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Projected Benefit Obligation” shall mean the actuarial present value of all benefits attributed by the Foreign Plan’s benefit formula to employee service rendered prior to the valuation date, including an assumption for future compensation levels.
“Properties” shall have the meaning assigned to such term in Section 4.17(a).
“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“QFC” shall have the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” shall have the meaning assigned to it in Section 10.22.
“Ratio Certificate” shall mean a certificate, signed on behalf of the Borrower by a Financial Officer of the Borrower, delivered to the Administrative Agent on the Closing Date and as may be required by Section 6.04(c), and setting forth the calculations, in reasonable detail, required to determine compliance with the covenant set forth in Section 7.05 as of the last day of any fiscal quarter.
“Register” shall have the meaning given such term in Section 10.04(d).
“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Reimbursement Obligation” shall mean the obligation of the Borrower to reimburse the relevant Issuing Lender pursuant to Section 3.05 for amounts drawn under Letters of Credit.
“Removal Effective Date” shall have the meaning given such term in Section 9.09.
“Reportable Event” shall mean any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(a) of ERISA has been waived, with respect to a Plan.
“Required Lenders” shall mean, at any time, the holders of more than 50% of the Commitments then in effect or, if the Commitments have expired or been terminated, the holders of more than 50% of the Aggregate Revolving Credit Exposure.
“Responsible Officer” of any corporation shall mean any executive officer or Financial Officer of such corporation and any other officer or similar official thereof responsible for the administration of the obligations of such corporation in respect of this Agreement.
“Revolving Credit Borrowing” shall mean a Borrowing comprised of Revolving Loans.
“Revolving Credit Exposure” shall mean, as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding and (b) such Lender’s L/C Exposure then outstanding.
“Revolving Loans” shall mean the revolving loans made by the Lenders to the Borrower pursuant to Section 2.01. Each Revolving Loan shall be a Eurodollar Revolving Loan or an ABR Loan.
“Revolving Percentage” shall mean as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the Total Commitments or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding, provided, that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the L/C Exposure, the Revolving Percentages shall be determined in a manner designed to ensure that the L/C Exposure shall be held by the Lenders on a comparable basis. Notwithstanding the foregoing, in the case of Section 10.19 when a Defaulting Lender shall exist, Revolving Percentages shall be determined without regard to any Defaulting Lender’s Commitment.
“S&P” shall mean S&P Global Ratings, a division of S&P Global Inc.
“Sanctioned Country” shall mean, at any time, a country, region or territory which is itself (or whose government is) the subject or target of any comprehensive Sanctions (on the date of this Agreement, Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine).
“Sanctioned Person” shall mean at any time, (a) any person listed in any Sanctions-related list of designated persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or by the United Nations Security Council, the European Union or any European Union member state or Her Majesty’s Treasury of the United Kingdom, (b) any person organized or resident in a Sanctioned Country or (c) any person “controlled” or 50% or more “owned” by any such person or persons described in the foregoing clauses (a) or (b).

“Sanctions” shall mean economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.
“Screen Rate” shall have the meaning assigned to such term in the definition of “Eurodollar Base Rate”.
“Significant Subsidiary” shall mean any Subsidiary that would be a “Significant Subsidiary” at such time, as such term is defined in Regulation S-X promulgated by the Securities and Exchange Commission as in effect on the Closing Date.
“Solvent” when used with respect to any person, shall mean that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such person will, as of such date, exceed the amount of all “liabilities of such person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such person will, as of such date, be greater than the amount that will be required to pay the liability of such person on its debts as such debts become absolute and matured, (c) such person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
“SPC” shall have the meaning assigned to such term in Section 10.04(j).
“Stockholders’ Equity” shall mean, as at any date of determination, the stockholders’ equity of the Borrower and its consolidated Subsidiaries as of such date (and excluding non-controlling interests in Subsidiaries), as determined in accordance with GAAP.
“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity, in each case, whether existing now or in the future, (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” shall mean any subsidiary of the Borrower.
“Supported QFC” has the meaning assigned to it in Section 10.22.
“Syndication Agents” shall mean the Syndication Agents identified on the cover page of this Agreement.
“Taxes” shall have the meaning assigned to such term in Section 2.21(a).

“Termination Date” shall mean November 15, 2021.
“Total Capitalization” shall mean, as at any date of determination, the sum of Total Debt at such date and Stockholders’ Equity at such date.
“Total Commitment” shall mean, at any time, the aggregate amount of the Commitments, as in effect at such time.
“Total Debt” shall mean, at a particular date, all amounts which would be included as indebtedness (including capitalized leases) on a consolidated balance sheet of the Borrower and its consolidated Subsidiaries, determined in accordance with GAAP.
“Transactions” shall have the meaning assigned to such term in Section 4.02.
“Transferee” shall have the meaning assigned to such term in Section 10.04(f).
“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Eurodollar Rate and the Alternate Base Rate.
“UCP” shall mean, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).
“U.S. Special Resolution Regime” shall have the meaning assigned to it in Section 10.22.
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” shall mean the Borrower and the Administrative Agent.
“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
SECTION 1.02.  Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference to this Agreement shall mean this Agreement as amended, restated, supplemented or otherwise modified from time to time and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time and applied on a basis consistent with the application used in the financial statements referred to in Section 4.05; provided that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant contained in Article VII to eliminate the effect on the operation of such covenant (or, in the case of clause (i) or clause (ii) below, if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend any such covenant for such purpose) of (i) any change after the date hereof in GAAP (which, for purposes of this proviso shall include the generally accepted application or interpretation thereof), (ii) any change after the date hereof in the Borrower’s accounting policies that are consistent with GAAP or (iii) any change after the date hereof in any applicable tax law or regulation or in the interpretation thereof by any regulatory authority (including without limitation any change in an applicable tax treaty), then the Borrower’s compliance with such covenant shall be determined on the basis of (x) GAAP, (y) the Borrower’s accounting policies or (z) the applicable tax law or regulation or the interpretation thereof, in each case, as in effect immediately before the relevant change in GAAP or accounting policies is adopted by the Borrower or change in law is effective, as applicable, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders; and provided, further, that notwithstanding any other provisions contained herein all terms of an accounting or financial nature shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to any election under Accounting Standard Codification 825, Financial Instruments (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect).
SECTION 1.03.  Interest Rates; LIBOR Notification. The interest rate on Eurodollar Loans is determined by reference to the Eurodollar Base Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 2.11(b) of this Agreement, such Section 2.11(b) provides a mechanism for agreeing to an alternative rate of interest. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “Eurodollar Base Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 2.11(b), will be similar to, or produce the same value or economic equivalence of, the Eurodollar Base Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.
ARTICLE II
THE CREDITS
SECTION 2.01.  Commitments. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make revolving loans to the Borrower in Dollars at any time and from time to time on or after the Closing Date, and until the earlier of the Termination Date and the termination of the Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the aggregate amount of Loans and L/C Obligations then outstanding exceeding the Total Commitment. Within the limits set forth in the preceding sentence, the Borrower may borrow, pay or prepay and reborrow Revolving Loans on or after the Closing Date and on or prior to the Termination Date, subject to the terms, conditions and limitations set forth herein.
SECTION 2.02.  Loans. (a)  Each Revolving Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments; provided, however, that the failure of any Lender to make any Revolving Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Revolving Loan required to be made by such other Lender). Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.03. The Revolving Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1,000,000, and not less than $10,000,000, or (ii) equal to the remaining available balance of the Total Commitment.
(b)  Subject to Sections 2.11 and 2.16, each Competitive Borrowing shall be comprised entirely of Eurodollar Competitive Loans or Fixed Rate Loans, and each Revolving Credit Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03 or 2.04, as applicable. Each Lender may at its option make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than 15 Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.
(c)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than (i) in the case of a Eurodollar Borrowing, 11:00 a.m., New York City time, and (ii) in the case of an ABR Borrowing, 2:00 p.m., New York City time, and the Administrative Agent shall (i) in the case of a Eurodollar Borrowing, by 12:00 (noon), New York City time, and (ii) in the case of an ABR Borrowing, by 2:30 p.m., New York City time, credit the amounts so received to an account with the Administrative Agent designated by the Borrower in the applicable Borrowing Request or Competitive Bid Request, which account must be in the name of the Borrower or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.
(d)  Unless the Administrative Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent within one Business Day of demand therefor such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short‑term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.
(e)  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Borrowing of Revolving Loans if the Interest Period requested with respect thereto would end after the Termination Date.
SECTION 2.03.  Competitive Bid Procedure. (a)  In order to request Competitive Bids, the Borrower shall deliver by hand, telecopy or other writing transmitted electronically (including in the form of a .pdf attachment) to the Administrative Agent a Competitive Bid Request duly completed and executed by an Authorized Representative (i) in the case of a Eurodollar Competitive Borrowing, not later than 12:00 Noon, New York City time, four Business Days before the proposed date of such Borrowing and (ii) in the case of a Fixed Rate Borrowing, not later than 12:00 Noon, New York City time, one Business Day before the proposed date of such Borrowing. A Competitive Bid Request shall not be made within five Business Days after the date of any previous Competitive Bid Request. No ABR Loan shall be requested in, or made pursuant to, a Competitive Bid Request. A Competitive Bid Request that does not conform substantially to the format of Exhibit D-1 may be rejected by the Administrative Agent and the Administrative Agent shall notify the Borrower of such rejection as promptly as practicable. Each Competitive Bid Request shall refer to this Agreement and specify (i)  whether the Borrowing being requested is to be a Eurodollar Competitive Borrowing or a Fixed Rate Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and the location of the account to which funds are to be disbursed (which shall be an account that complies with the requirements of Section 2.02(c)); (iv) the aggregate principal amount of such Borrowing, which shall be a minimum of $10,000,000 and an integral multiple of $1,000,000 and not greater than the Total Commitment then available; and (v) the Interest Period with respect thereto (which may not end after the Termination Date). Promptly after its receipt of a Competitive Bid Request that is not rejected, the Administrative Agent shall by telecopy or other writing transmitted electronically (including in the form of a .pdf attachment) in the form set forth in Exhibit D-2 invite the Lenders to bid to make Competitive Loans pursuant to the Competitive Bid Request.
(b)  Each Lender may, but is not obligated to, make one or more Competitive Bids to the Borrower responsive to a Competitive Bid Request. Each Competitive Bid by a Lender must be received by the Administrative Agent by telecopy or other writing transmitted electronically (including in the form of a .pdf attachment) in the form of Exhibit D-3, (i) in the case of a Eurodollar Competitive Borrowing, not later than 9:30 a.m., New York City time, three Business Days before the proposed date of such Competitive Borrowing and (ii) in the case of a Fixed Rate Borrowing, not later than 9:30 a.m., New York City time, on the proposed date of such Competitive Borrowing. Competitive Bids that do not conform substantially to the format of Exhibit D-3 may be rejected by the Administrative Agent, and the Administrative Agent shall notify the applicable Lender as promptly as practicable. Each Competitive Bid shall refer to this Agreement and specify (i)  the principal amount (which shall be a minimum of $5,000,000 and an integral multiple of $1,000,000 and which may equal the entire principal amount of the Competitive Borrowing requested by the Borrower) of the Competitive Loan or Loans that the Lender is willing to make, (ii) the Competitive Bid Rate or Rates at which the Lender is prepared to make such Loan or Loans and (iii) the Interest Period applicable to such Loan or Loans and the last day thereof (which shall in no event extend beyond the Termination Date).
(c)  The Administrative Agent shall promptly notify the Borrower by telecopy or other writing transmitted electronically (including in the form of a .pdf attachment) of the Competitive Bid Rate and the principal amount of each Competitive Loan in respect of which a Competitive Bid shall have been made and the identity of the Lender that shall have made each bid.
(d)  The Borrower may, subject only to the provisions of this paragraph (d), accept or reject any Competitive Bid. An Authorized Representative of the Borrower shall notify the Administrative Agent by telephone, confirmed by telecopy or other writing transmitted electronically (including in the form of a .pdf attachment) in the form of a Competitive Bid Accept/Reject Letter, whether and to what extent it has decided to accept or reject each Competitive Bid, (x) in the case of a Eurodollar Competitive Borrowing, not later than 12:00 Noon, New York City time, three Business Days before the date of the proposed Competitive Borrowing and (y) in the case of a Fixed Rate Borrowing, not later than 12:00 Noon, New York City time, on the proposed date of the Competitive Borrowing; provided, however, that (i) the failure of the Borrower to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii)  the Borrower shall not accept a Competitive Bid made at a particular Competitive Bid Rate if the Borrower has decided to reject a Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by the Borrower shall not exceed (but may be less than) the principal amount specified in the Competitive Bid Request, (iv) if the Borrower shall accept a Competitive Bid or Bids made at a particular Competitive Bid Rate but the amount of such Competitive Bid or Bids would cause the total amount to be accepted by the Borrower to exceed the amount specified in the Competitive Bid Request, then the Borrower shall accept a portion of such Competitive Bid or Bids in an amount equal to the amount specified in the Competitive Bid Request less the amount of all other Competitive Bids so accepted, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid and (v) except pursuant to clause (iv) above, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $5,000,000 and a greater integral multiple of $1,000,000; provided further, however, that if a Competitive Loan must be in an amount less than $5,000,000 because of the provisions of clause (iv) above, such Competitive Loan may be for a minimum of $1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of $1,000,000 in a manner determined by the Borrower. A notice given by the Borrower pursuant to this paragraph (d) shall be irrevocable.
(e)  The Administrative Agent shall promptly notify each bidding Lender by telecopy or other electronic transmission whether or not its Competitive Bid has been accepted (and, if so, in what amount and at what Competitive Bid Rate), and each successful bidder will thereupon become bound, upon the terms and subject to the conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.
(f)  If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the Borrower at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to paragraph (b) above.
SECTION 2.04.  Borrowing Procedure. In order to request a Borrowing (other than a Competitive Borrowing, as to which this Section 2.04 shall not apply), the Borrower shall deliver by hand, telecopy or other writing transmitted electronically (including in the form of a .pdf attachment) to the Administrative Agent a duly completed Borrowing Request (a) in the case of a Eurodollar Borrowing, not later than 12:00 Noon, New York City time, three Business Days before a proposed Borrowing and (b) in the case of an ABR Borrowing, not later than 12:00 Noon, New York City time, on the day of a proposed Borrowing. Each Borrowing Request shall be irrevocable, signed by an Authorized Representative, and shall specify the following information: (i) whether the Borrowing then being requested is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed (which shall be an account that complies with the requirements of Section 2.02(c)); (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice by the Borrower, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.04 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.
SECTION 2.05.  Reserved.
SECTION 2.06.  Reserved.

SECTION 2.07.  Evidence of Debt; Repayment of Loans. (a)    The Borrower hereby agrees that (i) the outstanding principal balance of each Revolving Loan shall be payable on the Termination Date and (ii) the outstanding principal balance of each Competitive Loan shall be payable on the last day of the Interest Period applicable thereto. Each Loan shall bear interest from and including the date of such Loan on the outstanding principal balance thereof as set forth in Section 2.09.
(b)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid by such Lender from time to time under this Agreement.
(c)  The Administrative Agent shall maintain accounts in the Register in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
(d)  The entries made in the accounts maintained pursuant to paragraphs (b) and (c) of this Section 2.07 shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the ultimate obligation of the Borrower to repay the Loans in accordance with their terms.
(e)  Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive a promissory note payable to such Lender and its registered assigns, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 10.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.
SECTION 2.08.  Fees. (a)  The Borrower agrees to pay to the Administrative Agent for the account of each Lender, subject to Section 10.19(a), a facility fee (a “Facility Fee”) for the period from and including the Closing Date to the latest of (i) the Termination Date, (ii) the date the Commitments have been terminated and (iii) the date the outstanding principal of the Loans and the L/C Obligations shall have been paid in full (except to the extent (x) cash collateral shall have been provided in an amount satisfactory to the applicable Issuing Lender to cash collateralize such L/C Obligations or (y) other arrangements satisfactory to the applicable Issuing Lender (such determinations to be made in the sole discretion of the applicable Issuing Lender acting in good faith) with respect to such L/C Obligations shall have been made), computed at the Facility Fee Rate on the average daily amount of the Commitments (whether used or unused) or, after the Commitments have been otherwise terminated hereunder, the average daily amount of the Revolving Credit Exposure of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December, on the Termination Date and on the date the Commitments have been terminated and the principal of each Loan and the L/C Obligations shall have been paid in full (except to the extent (x) cash collateral shall have been provided in an amount satisfactory to the applicable Issuing Lender to cash collateralize such L/C Obligations or (y) other arrangements satisfactory to the applicable Issuing Lender (such determinations to be made in the sole discretion of the applicable Issuing Lender acting in good faith) with respect to such L/C Obligations shall have been made, in each case in accordance with Section 3.01(a)), commencing on the first of such dates to occur after the date hereof. All Facility Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.
(b)  The Borrower agrees to pay to each of the Agents or their Affiliates, for their own account, the fees set forth in the Fee Letters at the times and in the amounts specified therein (the “Agents’ Fees”).

(c)  All Fees shall be paid on the dates due, in immediately available funds. Once paid, none of the Fees shall be refundable under any circumstances.
SECTION 2.09.  Interest on Loans. (a)  Subject to the provisions of Section 2.10, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.
(b)  Subject to the provisions of Section 2.10, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to (i) in the case of each Revolving Loan, the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time and (ii) in the case of each Competitive Loan, the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Margin offered by the Lender making such Loan and accepted by the Borrower pursuant to Section 2.03.
(c)  Subject to the provisions of Section 2.10, each Fixed Rate Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the fixed rate of interest offered by the Lender making such Loan and accepted by the Borrower pursuant to Section 2.03.
(d)  Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate or the Eurodollar Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The applicable Alternate Base Rate or Eurodollar Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
SECTION 2.10.  Default Interest. If the Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, by acceleration or otherwise, the Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount to but excluding the date of actual payment (after as well as before judgment) (a) in the case of overdue principal, at the rate otherwise applicable to such Loan pursuant to Section 2.09 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days) equal to the sum of the rate applicable to ABR Loans pursuant to Section 2.09 plus 2.00% per annum.
SECTION 2.11.  Market Disruption; Inability to Determine Interest Rate. (a)  If prior to the first day of any Interest Period for any Eurodollar Borrowing:
(i)    the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Base Rate or the Eurodollar Rate, as applicable, for such Interest Period, or
(ii)    the Administrative Agent shall have received notice from (x) the Required Lenders, in the case of any Interest Period for any Eurodollar Revolving Credit Borrowing, or (y) the applicable Lender or Lenders, in the case of any Interest Period for any Eurodollar Competitive Borrowing, in either case, that the Eurodollar Base Rate or the Eurodollar Rate, as applicable, for such Interest

Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders, acting in good faith) of making or maintaining their affected Loans during such Interest Period the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (other than notice given pursuant to clause (ii) of the preceding sentence, to the extent the circumstances giving rise to such notice would also give such Lender or Lenders the right to demand additional amounts pursuant to Section 2.15) then until the Administrative Agent advises the Borrower and the applicable Lenders that the circumstances giving rise to such notice no longer exist (w) any Eurodollar Revolving Credit Borrowing requested to be made on the first day of such Interest Period shall be made as ABR Borrowing, (x) any Revolving Credit Borrowing that was to have been converted on the first day of such Interest Period to a Eurodollar Revolving Credit Borrowing shall be continued as an ABR Borrowing, (y) any outstanding Eurodollar Revolving Credit Borrowing shall be converted, on the last day of the then-current Interest Period, to an ABR Borrowing and (z) any request for a Eurodollar Competitive Borrowing shall be of no force and effect and shall be denied by the Administrative Agent. Until the Administrative Agent advises the Borrower and the applicable Lenders that the circumstances giving rise to such notice no longer exist, no further Eurodollar Borrowings shall be made or continued as such, nor shall the Borrower have the right to convert any Revolving Loans to Eurodollar Revolving Loans. Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.
(b) If at any time the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but the supervisor for the administrator of the Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Screen Rate may no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the Eurodollar Base Rate that gives due consideration to the then-prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 10.08, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (b), (w) any Eurodollar Revolving Credit Borrowing requested to be made on the first day of such Interest Period shall be made as ABR Borrowing, (x) any Revolving Credit Borrowing that was to have been converted on the first day of such Interest Period to a Eurodollar Revolving Credit Borrowing shall be continued as an ABR Borrowing, (y) any outstanding Eurodollar Revolving Credit Borrowing shall be converted, on the last day of the then-current Interest Period, to an ABR Borrowing and (z) any request for a Eurodollar Competitive Borrowing shall be of no force and effect and shall be denied by the Administrative Agent.
SECTION 2.12.  Termination and Reduction of Commitments. (a)  The Commitments shall automatically terminate on the Termination Date.
(b)  Upon at least three Business Days’ prior irrevocable written, telecopy or other written notice transmitted electronically (including in the form of a .pdf attachment) notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Commitments; provided, however, that (i) each partial reduction of the Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $10,000,000 and (ii) the Total Commitment shall not be reduced to an amount that is less than the sum of the Aggregate Revolving Credit Exposure and the aggregate outstanding principal amount of the Competitive Loans at the time.
(c)  Each reduction in the Commitments hereunder shall be made ratably among the Lenders in accordance with their respective Revolving Percentages. The Borrower shall pay to the Administrative Agent for the account of the applicable Lenders, on the date of each termination or reduction, the Facility Fees on the amount of the Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.
SECTION 2.13.  Conversion and Continuation of Revolving Credit Borrowings. The Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (a) not later than 12:00 Noon, New York City time, on the day of conversion, to convert any Eurodollar Revolving Credit Borrowing into an ABR Borrowing, (b) not later than 12:00 Noon, New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Revolving Credit Borrowing or to continue any Eurodollar Revolving Credit Borrowing as a Eurodollar Revolving Credit Borrowing for an additional Interest Period, and (c) not later than 12:00 Noon, New York City time, three Business Days prior to expiration of the Interest Period with respect to any Eurodollar Revolving Credit Borrowing to continue such Eurodollar Revolving Credit Borrowing with a permissible Interest Period, subject in each case to the following:
(i)    each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Revolving Credit Borrowing;
(ii)    if less than all the outstanding principal amount of any Revolving Credit Borrowing shall be converted or continued, then each resulting Revolving Credit Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;
(iii)    each conversion shall be effected by each Lender by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Revolving Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Revolving Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;
(iv)    if any Eurodollar Revolving Credit Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.17;
(v)    any portion of a Revolving Credit Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Revolving Credit Borrowing; and
(vi)    any portion of a Eurodollar Revolving Credit Borrowing that cannot be converted into or continued as a Eurodollar Revolving Credit Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Revolving Credit Borrowing into an ABR Borrowing.
Each notice pursuant to this Section 2.13 shall be irrevocable and shall refer to this Agreement and specify (w) the identity and amount of the Revolving Credit Borrowing that the

Borrower requests be converted or continued, (x) whether such Revolving Credit Borrowing is to be converted into or continued as a Eurodollar Revolving Credit Borrowing or an ABR Borrowing, (y) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (z) if such Revolving Credit Borrowing is to be converted into or continued as a Eurodollar Revolving Credit Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion into or continuation as a Eurodollar Revolving Credit Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise the other Lenders of any notice given pursuant to this Section 2.13 and of each Lender’s portion of any converted or continued Revolving Credit Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.13 to continue any Revolving Credit Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.13 to convert such Revolving Credit Borrowing), such Revolving Credit Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into a new Interest Period as an ABR Borrowing. The Borrower shall not have the right to continue or convert the Interest Period with respect to any Competitive Borrowing pursuant to this Section 2.13.
SECTION 2.14.  Prepayment
. (a)  The Borrower shall have the right at any time and from time to time to prepay any Borrowing (other than a Competitive Borrowing), in whole or in part, upon at least three Business Days’ prior written, telecopy or other written notice transmitted electronically (including in the form of a .pdf attachment) (or telephone notice promptly confirmed by written, telecopy or other written notice transmitted electronically) to the Administrative Agent before 11:00 a.m., New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000. The Borrower shall not have the right to prepay any Competitive Borrowing without the prior written consent of the relevant Lender.
(b)  In the event of any termination of the Commitments, the Borrower shall repay or prepay all its outstanding Revolving Credit Borrowings on the date of such termination. In the event of any partial reduction of the Commitments, then (i) at or prior to the effective date of such reduction, the Administrative Agent shall notify the Borrower and the Lenders of the Aggregate Revolving Credit Exposure and (ii) if the Aggregate Revolving Credit Exposure would exceed the available Total Commitment after giving effect to such reduction, the Borrower shall, on the date of such reduction, repay or prepay Revolving Credit Borrowings in an amount sufficient to eliminate such excess.
(c)  Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein. All prepayments under this Section 2.14 shall be subject to Section 2.17 but otherwise without premium or penalty. All prepayments of Eurodollar Loans under this Section 2.14 shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.
SECTION 2.15.  Reserve Requirements; Change in Circumstances
. (a)  Notwithstanding any other provision of this Agreement, if after the Closing Date the adoption, enactment or issuance of, or any change in, applicable law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender or shall impose on such Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans, Fixed Rate Loans, Letters of Credit or Applications made by such Lender (including, without limitation, any taxes (other than (i) Taxes or Other Taxes which are otherwise covered by the payment of additional amounts or the indemnity set forth in Section 2.21(a) or (c), respectively and (ii) any imposition of, or change in the rate of, taxes imposed on, or measured by, the net income of the Lender) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto), and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or Fixed Rate Loan, or issuing or participating in any Letter of Credit or Application, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the Borrower will pay to such Lender upon demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(b)  If any Lender shall have determined that the adoption, enactment or issuance after the Closing Date of any law, rule, regulation, agreement or guideline regarding capital adequacy or liquidity, or any change after the Closing Date in any such law, rule, regulation, agreement or guideline (whether such law, rule, regulation, agreement or guideline has been adopted) or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender) or any Lender’s holding company with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any Governmental Authority has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender pursuant hereto, or under or in respect of any Letter of Credit, to a level below that which such Lender or such Lender’s holding company could have achieved but for such applicability, adoption, change or compliance (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company (including the calculation thereof) as specified in paragraph (a) or (b) above shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay to such Lender the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.
(d)  Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than three months prior to the date that such Lender notifies the Borrower of the change giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the change giving rise to such increased costs or reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof). The protection of this Section shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, agreement, guideline or other change or condition that shall have occurred or been imposed. Notwithstanding any other provision of this Section, no Lender shall be entitled to demand compensation hereunder in respect of any Competitive Loan if it shall have been aware of the event or circumstance giving rise to such demand at the time it submitted the Competitive Bid pursuant to which such Loan was made.
(e)  Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented.
SECTION 2.16.  Change in Legality
. (a)  Notwithstanding any other provision of this Agreement, if, after the date hereof, any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:
(i)    such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon such Lender shall not submit a Competitive Bid in response to a request for a Eurodollar Competitive Loan and any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan unless such declaration shall be subsequently withdrawn (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be); and
(ii)    such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.
In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.
(b)      For purposes of this Section 2.16, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.
SECTION 2.17.  Indemnity
. The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of any event (including the acceleration of the Loans), other than a default by such Lender in the performance of its obligations hereunder or prepayment or conversion of any Fixed Rate Loan or Eurodollar Loan pursuant to Section 2.16, that results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Fixed Rate Loan or Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case prior to the end of the Interest Period in effect therefor, (iii) any Fixed Rate Loan or Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.13) not being made after notice of such Loan shall have been given by the Borrower hereunder or (iv) the assignment of any Fixed Rate Loan or Eurodollar Loan pursuant to Section 2.22(a) other than on the last day of the Interest Period in effect therefor (any of the events referred to in this sentence being called a “Breakage Event”); provided that the Borrower shall not be obligated to indemnify a Defaulting Lender that is not a Performing Lender for any such loss or expense (incurred while such Lender was a Defaulting Lender) related to the prepayment or assignment of any Eurodollar Loans owed to such Defaulting Lender. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan or Fixed Rate Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.17 shall be delivered to the Borrower and shall be conclusive absent manifest error.
SECTION 2.18.  Pro Rata Treatment
. Except as provided in the two succeeding sentences with respect to Competitive Borrowings and as required under Section 2.16 or 2.23, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Facility Fees, each reduction of the Commitments and each continuation or conversion of any Borrowing to a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective Revolving Percentages; provided that the Borrower shall not be obligated to pay any portion of the Facility Fees in respect of such Lender’s undrawn commitment with respect to any period during which such Lender became a Defaulting Lender, unless such Lender remains a Performing Lender during such period. Each payment of principal of any Competitive Borrowing shall be allocated pro rata among the Lenders participating in such Borrowing in accordance with the respective principal amounts of their outstanding Competitive Loans comprising such Borrowing. Each payment of interest on any Competitive Borrowing shall be allocated pro rata among the Lenders participating in such Borrowing in accordance with the respective amounts of accrued and unpaid interest on their outstanding Competitive Loans comprising such Borrowing. For purposes of determining the available Commitments of the Lenders at any time, each outstanding Competitive Borrowing shall be deemed to have utilized the Commitments of the Lenders (including those Lenders that shall not have made Loans as part of such Competitive Borrowing) pro rata in accordance with such respective Commitments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed payments made by the Issuing Banks pursuant to Letters of Credit, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed payments made by the Issuing Banks pursuant to Letters of Credit then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed payments made by the Issuing Banks pursuant to Letters of Credit then due to such parties. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount.
SECTION 2.19.  Sharing of Setoffs
. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means (other than in connection with an assignment or participation made pursuant to Section 10.04), obtain payment (voluntary or involuntary) in respect of any Revolving Loan as a result of which the unpaid principal portion of its Revolving Loans shall be proportionately less than the unpaid principal portion of the Revolving Loans, as applicable, of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Revolving Loans of such other Lender, so that the aggregate unpaid principal amount of the Revolving Loans and participations in Revolving Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Revolving Loans then outstanding as the principal amount of its Revolving Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Revolving Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that, if any such purchase or purchases or adjustments shall be made pursuant to this Section and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Revolving Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Revolving Loan directly to the Borrower in the amount of such participation.
SECTION 2.20.  Payments
. (a)  The Borrower shall make each payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder not later than 12:00 (noon), New York City time, on the date when due (provided, that with respect to amounts other than principal of or interest on any Borrowing, any Facility Fees or any fees in respect of Letters of Credit, such amounts shall be paid promptly and in any event within five Business Days of the date when due) in immediately available funds in Dollars, without defense, setoff or counterclaim except to the extent provided in Section 2.18 with respect to Facility Fees owed to a Defaulting Lender. Each such payment shall be made to the Administrative Agent at its offices at 500 Stanton Christiana Road, Ops Building 2, 3rd Floor, Newark, Delaware 19713-2107.
(b)  Whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.
SECTION 2.21.  Taxes
. (a)  Any and all payments by or on behalf of the Borrower hereunder or under any other Loan Document shall be made, in accordance with Section 2.20, free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) taxes imposed on, or measured by, the net income of the Administrative Agent or any Lender (including, for the avoidance of doubt, for all purposes of this Section 2.21, the Issuing Lenders in their capacities as such), however denominated (or, for all purposes of this Section 2.21, subject to the provisions of Section 10.04(f), any Transferee) or franchise taxes imposed on the net income of the Administrative Agent or any Lender (or Transferee), or branch profits taxes imposed, in each case by the jurisdiction under the laws of which the Administrative Agent or such Lender (or Transferee) (or, in the case of branch profits taxes only, the Borrower) is organized or has its principal office or, in the case of any Lender, its applicable lending office, or any political subdivision thereof and (ii) Other Connection Taxes (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities, along with any interest, additions to tax or penalties applicable thereto, collectively or individually, being called “Taxes”), unless such withholdings or deductions are required by applicable law. If any such amounts are required to be withheld from any amounts payable to the Administrative Agent or any Lender (or any Transferee), as determined in good faith by the applicable Withholding Agent, (i) the sum payable by the Borrower shall be increased by the amount (an “additional amount”) necessary so that after making all required deductions in respect of Taxes (including deductions in respect of Taxes applicable to additional sums payable under this Section 2.21) the Administrative Agent or such Lender (or Transferee), as the case may be, shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) such Withholding Agent shall make such deductions and (iii) such Withholding Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(b)  In addition, the Borrower agrees to pay to the relevant Governmental Authority in accordance with applicable law, any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document, including any interest, additions to tax or penalties applicable thereto (“Other Taxes”).
(c)  The Borrower will indemnify the Administrative Agent and each Lender (or Transferee) for the full amount of Taxes (including Taxes imposed or asserted on or attributable to additional amounts payable under this Section) and Other Taxes that are payable or paid by the Administrative Agent or such Lender (or Transferee), as the case may be, or required to be withheld or deducted from a payment to the Administrative Agent or such Lender (or Transferee), as the case may be, and any liability (including penalties, interest and reasonable expenses (including reasonable and documented attorney’s fees and expenses)) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared by the Administrative Agent or a Lender (or Transferee), or the Administrative Agent on its behalf, absent manifest error, shall be final, conclusive and binding for all purposes. Such indemnification shall be made within 30 days after the date the Administrative Agent or any Lender (or Transferee), as the case may be, makes written demand therefor.
(d)  Each Lender will indemnify the Administrative Agent, within 30 days after demand therefor, for (i) the full amount of any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or similar charges imposed by any Governmental Authority that are attributable to such Lender and (ii) any taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(k) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such amounts and without limiting the obligation of the Borrower to do so), whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the

Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).
(e)  If the Administrative Agent or a Lender (or Transferee) receives, as determined in good faith by the Administrative Agent or such Lender (or Transferee), a refund in respect of any Taxes or Other Taxes as to which it has been indemnified by the Borrower, or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.21, it shall within 30 days from the date of such receipt pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.21 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including taxes imposed with respect to the receipt of such refund) of the Administrative Agent or such Lender (or Transferee) and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Borrower, upon the request of the Administrative Agent or such Lender (or Transferee), shall repay the amount paid over to the Borrower (plus penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender (or Transferee) in the event the Administrative Agent or such Lender (or Transferee) is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (e) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such tax had never been paid.
(f)  As soon as practicable after the date of any payment of Taxes or Other Taxes by the Borrower to the relevant Governmental Authority, the Borrower will deliver to the Administrative Agent, at its address referred to in Section 10.01, the original or a certified copy of a receipt issued by such Governmental Authority evidencing payment thereof (if any), or other evidence of such payment within the possession of the Borrower and reasonably satisfactory to the Administrative Agent.
(g)  Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.21 shall survive the payment in full of the principal of and interest on all Loans made hereunder.
(h)  (i) Any Lender (or Transferee) that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender (or Transferee), if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender (or Transferee) is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in subparagraph (ii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing,

(A)
each Lender (or Transferee) that is a “United States Person” as defined in Section 7701(a)(30) of the Code shall deliver to each of the Borrower and the Administrative Agent two properly completed and duly signed copies of U.S. Internal Revenue Service (“IRS”) Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. Federal backup withholding tax.

(B)
each Lender (or Transferee) that is not a “United States Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to each of the Borrower and the Administrative Agent (i) two copies of IRS Form W-8BEN, Form W-8BEN-E, Form W-8ECI or Form W-8IMY (together with any applicable underlying IRS forms), (ii) in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit I and the applicable IRS Form W-8, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments under this Agreement and the other Loan Documents, or (iii) any other form prescribed by applicable requirements of U.S. Federal income tax law as a basis for claiming exemption from or a reduction in U.S. Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

(iii)    The forms required pursuant to this Section 2.21(h) shall be delivered by each Lender (or Transferee) on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such participation holder becomes a Transferee hereunder), on or before the date, if any, such Lender (or Transferee) changes its applicable lending office by designating a different lending office (a “New Lending Office”) and from time to time thereafter upon the request of the Borrower or the Administrative Agent. In addition, each Lender (or Transferee) shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender. Notwithstanding any other provision of this Section 2.21(h), a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.21(h) that such Non-U.S. Lender is not legally able to deliver.
(i)  If a payment made to a Lender (or Transferee) hereunder or under any other Loan Document would be subject to U.S. Federal withholding tax imposed by FATCA if such Lender (or Transferee) were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender (or Transferee) shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender (or Transferee) has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (i), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(j)  The Borrower shall not be required to indemnify any Lender, Administrative Agent or Transferee, or to pay any additional amounts to any Lender, Administrative Agent or Transferee pursuant to paragraph (a) or (c) above to the extent that (i) the obligation to withhold amounts with respect to Tax existed under applicable laws and regulations on the date such Lender or Administrative Agent became a party to this Agreement (or, in the case of a Transferee that is a participation holder, on the date such participation holder became a Transferee hereunder) or, with respect to payments to a New Lending Office, the date such Lender designated such New Lending Office with respect to a Loan; provided, however, that this clause (j) shall not apply (x) to any Transferee or New Lending Office that becomes a Transferee or New Lending Office as a result of an assignment, participation, transfer or designation made at the request of the Borrower and (y) to the extent the indemnity payment or additional amounts any Transferee, or any Lender (or Transferee), acting through a New Lending Office, would be entitled to receive (without regard to this clause (j)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Transferee, or Lender (or Transferee) making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation, (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Lender to comply with the provisions of paragraph (h) or (i) above or (iii) such tax is imposed pursuant to FATCA.
(k)  Nothing contained in this Section 2.21 shall require any Lender (or any Transferee) or the Administrative Agent to make available any of its tax returns (or any other information that it deems to be confidential or proprietary).
SECTION 2.22.  Assignment of Commitments Under Certain Circumstances; Duty to Mitigate
. (a)  In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.15, (ii) any Lender delivers a notice described in Section 2.16 or (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.21, the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all of its interests, rights and obligations under this Agreement to an assignee which shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, and (z) the Borrower or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender plus all Fees and other amounts accrued for the account of such Lender hereunder (including any amounts under Section 2.15 and Section 2.17); provided, further, that if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.15 or notice under Section 2.16 or the amounts paid pursuant to Section 2.21, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.16, or cease to result in amounts being payable under Section 2.21, as the case may be (including as a result of any action taken by such Lender pursuant to paragraph (b) below), or if such Lender shall waive its right to claim further compensation under Section 2.15 in respect of such circumstances or event or shall withdraw its notice under Section 2.16 or shall waive its right to further payments under Section 2.21 in respect of such circumstances or event, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder.

(b)  If (i) any Lender shall request compensation under Section 2.15, (ii) any Lender delivers a notice described in Section 2.16 or (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender, pursuant to Section 2.21, then, such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower, or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.13 or enable it to withdraw its notice pursuant to Section 2.16 or would reduce amounts payable pursuant to Section 2.21, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing, assignment, delegation and transfer.
(c)  The Borrower shall be permitted to replace any Defaulting Lender with a replacement financial institution; provided that (i) such replacement does not conflict with any requirement of law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the replacement financial institution shall purchase, at par, in immediately available funds, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iv) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.04 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Defaulting Lender required to make such assignment need not be a party thereto.
SECTION 2.23.  Commitment Increases.
(a)  Notwithstanding anything to the contrary contained in this Agreement, the Borrower may request from time to time that the Commitments be increased in accordance with this Section 2.23; provided that the aggregate amount of all such increases shall not exceed $500,000,000. The Borrower may (I) request one or more of the Lenders to increase the amount of its Commitment (which request shall be in writing and sent to the Administrative Agent to forward to such Lender or Lenders and shall specify the time period within which such Lender or Lenders are requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to such Lender or Lenders)); provided that the Borrower shall notify the Administrative Agent and each Issuing Lender of any such increase and/or (II) with the consent of the Administrative Agent and each Issuing Lender (which consents of the Administrative Agent and each Issuing Lender shall not be unreasonably withheld or delayed), arrange for one or more banks or financial institutions not a party hereto (a “New Lender”) to become parties to and Lenders under this Agreement. In no event may any Lender’s Commitment be increased without the prior written consent of such Lender. The failure of any Lender to respond to the Borrower’s request for an increase within the specified time period shall be deemed a rejection by such Lender of the Borrower’s request. The Total Commitment may not be increased if, at the time of any proposed increase hereunder, a Default or Event of Default has occurred and is continuing. Upon any request by the Borrower to increase the Total Commitment, the Borrower shall be deemed to have represented and warranted on and as of the date of such request that no Default or Event of Default has occurred and is continuing.
(b)  If any Lender is willing, in its sole and absolute discretion, to increase the amount of its Commitment hereunder (such a Lender hereinafter referred to as an “Increasing Lender”), it shall enter into a written agreement to that effect with the Borrower and the Administrative Agent, substantially in the form of Exhibit G (a “Commitment Increase Supplement”), which agreement shall specify, among other things, the amount of the increased Commitment of such Increasing Lender. Upon the effectiveness of such Increasing Lender’s increase in Commitment, Schedule 2.01 shall, without further action, be deemed to have been amended appropriately to reflect the increased Commitment. Any New Lender which is willing to become a party hereto and a Lender hereunder (and which arrangement to become a party hereto and a Lender hereunder has been consented to by the Administrative Agent and each Issuing Lender pursuant to Section 2.23(a)) shall enter into a written agreement with the Borrower and the Administrative Agent, substantially in the form of Exhibit H (a “New Lender Supplement”), which agreement shall specify, among other things, its Commitment hereunder. When such New Lender becomes a Lender hereunder as set forth in the New Lender Supplement, Schedule 2.01 shall, without further action, be deemed to have been amended as appropriate to reflect the Commitment of such New Lender. Upon the execution by the Administrative Agent, the Borrower and such New Lender of such New Lender Supplement, such New Lender shall become and be deemed a party hereto and a “Lender” hereunder for all purposes hereof and shall enjoy all rights and assume all obligations on the part of the Lenders set forth in this Agreement, and its Commitment shall be the amount specified in its New Lender Supplement.
(c)  In no event shall an increase in a Lender’s Commitment or the Commitment of a New Lender become effective until the Administrative Agent shall have received favorable written opinions of counsel for the Borrower, addressed to the Lenders, covering such matters as are customary for transactions of this type as may be reasonably requested by the Administrative Agent, which opinions shall be substantially the same, to the extent appropriate, as the opinions rendered by counsel to the Borrower on the Closing Date. In no event shall an increase in a Lender’s Commitment or the Commitment of a New Lender which results in the Total Commitment exceeding the amount which is authorized at such time in resolutions previously delivered to the Administrative Agent become effective until the Administrative Agent shall have received a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors of the Borrower authorizing the borrowings contemplated pursuant to such increase, certified by the Secretary or an Assistant Secretary of the Borrower. Upon the effectiveness of the increase in a Lender’s Commitment or the Commitment of a New Lender pursuant to the preceding sentence and execution by an Increasing Lender of a Commitment Increase Supplement or by a New Lender of a New Lender Supplement, the Borrower shall make such borrowings from such Increasing Lender or New Lender, and/or shall make such prepayment of outstanding Revolving Loans, as shall be required to cause the aggregate outstanding principal amount of Revolving Loans owing to each Lender (including each such Increasing Lender and New Lender) to be proportional to such Lender’s Revolving Percentage after giving effect to any increase of the Total Commitment. Any such prepayments of Eurodollar Loans shall be subject to Section 2.17. Any such borrowings, if based on the Eurodollar Rate, shall have amounts allocated to Interest Periods that end on dates that coincide with the end of Interest Periods then applicable to outstanding Eurodollar Loans (notwithstanding the definition of “Interest Period”) so as to cause the amount of Eurodollar Loans to be continued or converted pursuant to Section 2.13 on the last day of each such Interest Period to be pro rata for all Lenders.
SECTION 2.24.  Borrowing Notices; Etc.
. Notwithstanding anything contained herein to the contrary, all notices to the Borrower with respect to any Borrowings or similar administrative or operational notices shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or other writing transmitted electronically (including in the form of a .pdf attachment) to it at its address (or telecopy number or email address) set forth in Schedule 2.24.

ARICLE III
LETTERS OF CREDIT
SECTION 3.01.  L/C Commitment
. (a)  Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.04(a), agrees to issue letters of credit (together with the letters of credit described in Section 3.09, “Letters of Credit”) for the account of the Borrower on any Business Day until the date that is five Business Days prior to the Termination Date in such form as may be approved from time to time by such Issuing Lender; provided that no Issuing Lender shall have any obligation to (and the Borrower shall not request an Issuing Lender to) issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Sublimit, (ii) the L/C Obligations in respect of Letters of Credit issued by such Issuing Lender would exceed such Issuing Lender’s L/C Commitment, (iii) the aggregate amount of the outstanding Loans and L/C Obligations would exceed the Total Commitment or (iv) the Revolving Credit Exposure of any Lender would exceed such Lender’s Commitment hereunder. Each Letter of Credit shall (i) be denominated in Dollars, (ii) have a face amount of at least $5,000,000 (unless otherwise agreed by the relevant Issuing Lender) and (iii) expire no later than the date that is five Business Days prior to the Termination Date. Any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (iii) immediately above except as provided in the following sentence). A Letter of Credit originally issued with a one-year expiry date that occurs on or prior to the latest date specified in clause (iii) of the preceding sentence may provide for a one-year renewal period that expires beyond such date if (x) the relevant Issuing Lender shall have consented thereto or (y) either (A) cash collateral shall have been provided in an amount satisfactory to such Issuing Lender (and in any event not less than the undrawn portion thereof) to cash collateralize such Letter of Credit, (B) other arrangements satisfactory to the applicable Issuing Lender with respect to such L/C Obligations (such determinations to be made in the sole discretion of the applicable Issuing Lender acting in good faith) shall have been made, or (C) such Letter of Credit shall have been returned to the applicable Issuing Lender and cancelled, in each case not later than 30 days prior to the Termination Date. The failure to return any such Letter of Credit that has not been cash collateralized or for which such other arrangements shall not have been made as required by the preceding sentence on or prior to such 30th day shall be deemed to be an Event of Default hereunder. If such cash collateral is not so provided, or otherwise satisfactory arrangements to the relevant Issuing Lender have not been made, such Issuing Lender shall use reasonable efforts (to the extent permitted by the “evergreen” provisions in the related Letter of Credit) to send a non-renewal notice of the expiry date of any such Letter of Credit that has a renewal date falling after such 30th day (provided that the failure to do so shall not affect the obligations of the L/C Participants in respect of such Letter of Credit pursuant to Section 3.04). Any Letter of Credit with respect to which the relevant Issuing Lender has consented pursuant to clause (x) above or that is cash collateralized or for which other satisfactory arrangements have been made as provided in this Section 3.01 shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement effective on the date of termination of this Agreement and the payment in full of all outstanding obligations (other than such cash collateralized Letters of Credit or Letters of Credit for which such satisfactory arrangements have been made) and, accordingly, the rights and obligations of the Lenders in respect thereof (including pursuant to Section 3.04) shall terminate.
(b)  No Issuing Lender shall at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any organizational documents of the relevant Issuing Lender or any law or regulation applicable to such Issuing Lender.
SECTION 3.02.  Procedure for Issuance or Amendment of Letter of Credit

. An Authorized Representative may from time to time request on behalf of the Borrower that an Issuing Lender issue or amend a Letter of Credit by delivering to such Issuing Lender and the Administrative Agent at their respective addresses for notices specified herein an Application therefor, completed to the reasonable satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request. Upon receipt of any Application, the relevant Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall such Issuing Lender be required to issue or amend any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the Borrower. The relevant Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance or amendment thereof. The relevant Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance, amendment, renewal or extension of each Letter of Credit (including the amount thereof).
SECTION 3.03.  Fees and Other Charges
. (a)  The Borrower will pay a fee (i) on the undrawn and unexpired amount of all outstanding Performance Letters of Credit and import (documentary) Letters of Credit at a per annum rate equal to 75% of the Applicable Margin then in effect with respect to Eurodollar Loans (other than Eurodollar Competitive Loans) under the Facility and (ii) on the undrawn and unexpired amount of all other outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans (other than Eurodollar Competitive Loans) under the Facility, in each case, shared ratably among the Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date in the case of Letters of Credit issued on or after the Closing Date, or after the Closing Date, in the case of Letters of Credit referred to in Section 3.09. In addition, the Borrower shall pay to each Issuing Lender for its own account a fronting fee at the rate per annum set forth in the applicable 2015 Fee Letter (as such fee shall apply to any Existing Letter of Credit and any extension, amendment or renewal thereof, and any Letters of Credit issued under this Agreement (as if the Letter of Credit referred to in the 2015 Fee Letter were the Letters of Credit issued hereunder for such purpose)) or as separately agreed to between the Borrower and the relevant Issuing Lender on the undrawn and unexpired amount of each Letter of Credit issued by such Issuing Lender, payable quarterly in arrears on each L/C Fee Payment Date after the issuance date in the case of Letters of Credit issued on or after the Closing Date, or after the Closing Date, in the case of Letters of Credit referred to in Section 3.09.
(b)  In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.
SECTION 3.04.  L/C Participations
. (a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s pro rata share (based on its Commitment hereunder) in each Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by each Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit for which such Issuing Lender is not reimbursed in full by the

Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent, for the account of such Issuing Lender, upon demand by such Issuing Lender or the Administrative Agent, an amount equal to such L/C Participant’s pro rata share (based on its Commitment hereunder or, if the Commitment of such L/C Participant has been terminated in accordance with Article VIII, such L/C Participant’s Commitment immediately preceding such termination or with respect to any Letter of Credit outstanding on the Termination Date such L/C Participant’s Commitment on the Termination Date) of the amount of such draft, or any part thereof, that is not so reimbursed.
(b)  If any amount required to be paid by any L/C Participant to an Issuing Lender pursuant to Section 3.04(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is not paid on the date such payment is due, but is paid to such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.04(a) is not paid to an Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Facility. A certificate of the relevant Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.
(c)  Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share (based on its Revolving Percentage) of such payment in accordance with Section 3.04(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of any collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share (based on its Revolving Percentage) thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.
SECTION 3.05.  Reimbursement Obligation of the Borrower
. The Borrower agrees to reimburse each Issuing Lender on the Business Day next succeeding the Business Day on which such Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by such Issuing Lender for the amount of (a) such draft so paid and (b) any taxes (other than Taxes and Other Taxes which are otherwise covered by the payment of additional amounts or the indemnity set forth in Section 2.21(a) or (c) respectively), fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment. Each such payment shall be made to the relevant Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds, without set-off, counterclaim or other deduction. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (i) until the Business Day next succeeding the date of the relevant notice, Section 2.09(a) and (ii) thereafter, Section 2.10.
SECTION 3.06.  Obligations Absolute
. (a)  The Borrower’s obligations under this Section 3 shall be absolute, unconditional and irrevocable under any and all circumstances including without limitation the following:

(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;
(ii)    the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any person for whom any such beneficiary or any such transferee may be acting), (to the extent permitted by applicable law) the applicable Issuing Lender or any other person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect (provided that the relevant Issuing Lender has acted substantially in accordance with the terms of such Letter of Credit); or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit, in each case, in the absence of gross negligence or willful misconduct of the relevant Issuing Lender;
(iv)    any payment in good faith by the applicable Issuing Lender under such Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit (provided that the relevant Issuing Lender’s determination that the documents presented under such Letter of Credit comply with the terms thereof shall not have constituted gross negligence or willful misconduct); or any payment made by the applicable Issuing Lender under such Letter of Credit to any person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any bankruptcy, insolvency, receivership or similar law, in each case, in the absence of gross negligence or willful misconduct of the relevant Issuing Lender; or
(v)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower, in each case, in the absence of gross negligence or willful misconduct of the relevant Issuing Lender.
(b)  No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit; provided that the foregoing shall not be construed to excuse the Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that have resulted from the gross negligence or willful misconduct of the relevant Issuing Lender. The Borrower agrees that any action taken or omitted by an Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of any Issuing Lender to the Borrower.
SECTION 3.07.  Letter of Credit Payments

. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall, within the period stipulated by terms and conditions of the Letter of Credit, examine the drawing documents and promptly notify the Borrower of the date and amount thereof. The responsibility of the relevant Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity in all material respects with such Letter of Credit.
SECTION 3.08.  Applications
. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.
SECTION 3.09.  Applicability of ISP and UCP
. Unless otherwise specified in a Letter of Credit or expressly agreed by the applicable Issuing Lender and the Borrower when such Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.
SECTION 3.10.  Existing Letters of Credit
. Effective as of the Closing Date, each letter of credit that is issued and outstanding under the Existing Credit Agreement and that is issued by a bank that is an Issuing Lender hereunder (each, an “Existing Letter of Credit”) will be deemed, without further action on the part of any party, to be a letter of credit outstanding under this Agreement, including without limitation, for purposes of Section 3.04.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and to issue, continue or participate in the Letters of Credit, the Borrower represents and warrants to the Administrative Agent and each of the Lenders that:
SECTION 4.01.  Organization; Powers
. The Borrower and each of the Significant Subsidiaries (a) is a corporation, limited company or limited liability company duly organized, validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its organization, incorporation or formation, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted and (c) is qualified to do business in, and is in good standing in (to the extent applicable), every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect. The Borrower has the corporate power and authority to execute, deliver and perform its obligations under this Agreement. Schedule 4.01 sets forth each Significant Subsidiary of the Borrower in existence as of December 31, 2018.
SECTION 4.02.  Authorization

. The execution, delivery and performance by each of the Borrower of this Agreement and the borrowings hereunder (collectively, the “Transactions”) (a) have been duly authorized by all requisite corporate, and, if required, stockholder action, as the case may be, and (b) will not (i) violate (A) any applicable provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower or any Significant Subsidiary, (B) any order of any Governmental Authority or (C) any material provision of any material indenture, agreement or other instrument to which the Borrower or any Significant Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) be in material conflict with, result in a material breach of or constitute (alone or with notice or lapse of time or both) a material default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such material indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any Significant Subsidiary.
SECTION 4.03.  Enforceability
. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors’ rights and by general principles of equity.
SECTION 4.04.  Governmental Approvals
. No action, consent or approval of, registration or filing with or any other action by, any Governmental Authority is or will be required in connection with the Transactions, except those which have been made or obtained and except for filings made under the Exchange Act.
SECTION 4.05.  Financial Statements
. The Borrower has heretofore furnished to the Lenders the consolidated balance sheet, statement of income and statement of cash flows of the Borrower and its Subsidiaries as of and for the fiscal year ended December 31, 2018, audited by and accompanied by the opinion of PricewaterhouseCoopers LLP, an independent registered public accounting firm. Such financial statements present fairly, in all material respects, the financial condition and results of operations of the Borrower and its Subsidiaries as of such date and for such period and were prepared in accordance with GAAP applied on a consistent basis (except as disclosed therein). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as disclosed therein). Such financial statements and the notes thereto, and Schedule 4.05, when taken together, disclose all material liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date thereof.
SECTION 4.06.  No Material Adverse Change
. On and as of the Closing Date, there has been no event, development or circumstance that has had or would reasonably be expected to have a Material Adverse Effect, since December 31, 2018.
SECTION 4.07.  Litigation; Compliance with Laws
. (a)  Except as set forth on Schedule 4.07, on and as of the Closing Date there are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or any business, property or rights of any such person (i) that involve this Agreement or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
(b)  None of the Borrower or any of the Subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority (including any of the foregoing relating to the environment), where such violation or default would reasonably be expected to result in a Material Adverse Effect.
SECTION 4.08.  Federal Reserve Regulations
. (a)  Neither the Borrower nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.
(b)  No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X. Margin Stocks do not constitute 25% or more of the fair market value of the assets of the Borrower and the Subsidiaries subject to the restrictions of Section 7.01.
SECTION 4.09.  Investment Company Act
. Neither the Borrower nor any Subsidiary is an “investment company”, as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
SECTION 4.10.  Tax Returns
. Each of the Borrower and the Subsidiaries has filed or caused to be filed all Federal and all material state, local and foreign tax returns or materials required to have been filed by it and has paid or caused to be paid all taxes shown to be due and payable by it on such returns and all assessments that are due and payable received by it, except taxes or assessments that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiaries, as applicable, shall have set aside on its books adequate reserves in accordance with GAAP.
SECTION 4.11.  No Material Misstatements
. (a) Neither (i) the portions of the Confidential Information Memorandum prepared or furnished by the Borrower nor (ii) any other information (including, without limitation, the Borrower’s public filings), report, financial statement, exhibit or schedule furnished in writing or made available by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or included herein or delivered pursuant hereto, when all of such information is taken as a whole, contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading in any material respect; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.

(b) As of the Closing Date, to the best knowledge of the Borrower, the information included in any Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all respects.
SECTION 4.12.  Employee Benefit Plans
. Each of the Borrower and its ERISA Affiliates is in compliance, with respect to each Plan maintained by the Borrower or any ERISA Affiliate, in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, would reasonably be expected to result in a Material Adverse Effect. The aggregate present value of all benefits under all Plans as determined in accordance with Code Section 430(d) and regulations and published interpretations thereunder (based on those assumptions used to fund such Plans) did not, as of January 1, 2019 or December 1, 2018, as applicable, the last certified annual valuation date before the Closing Date, exceed the aggregate fair market value of the assets (including receivable contributions) of all Plans as of such date by more than $600,000,000. Attached hereto as Schedule 4.12 is a list of all Foreign Plans, illustrating the Projected Benefit Obligations, Accumulated Benefit Obligations and assets as of December 31, 2018 for the Foreign Plans as reported under US GAAP annual pension accounting requirements.
SECTION 4.13.  No Default
. Neither the Borrower nor any Subsidiary is in default under or with respect to any of its Contractual Obligations in any respect that has had or would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
SECTION 4.14.  Ownership of Property; Liens; Insurance
. The Borrower and each of its Significant Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien except as permitted by Section 7.01. The Borrower and each of its Subsidiaries maintains with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business, provided that nothing in this Section 4.14 shall preclude the Borrower or any Subsidiary from being self-insured (to the extent deemed prudent by the Borrower or such Subsidiary and customary with companies in the same or similar business).
SECTION 4.15.  Intellectual Property
. The Borrower and each of its Subsidiaries owns, is licensed to use or otherwise has the right to use all Intellectual Property necessary for the conduct of its business as currently conducted, except where the failure of the Borrower and its Subsidiaries to have any such rights has had or would reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, no material claim that would reasonably be expected to have a Material Adverse Effect if adversely decided, has been asserted and is currently active and pending by any person (i) alleging that the business of the Borrower or its Subsidiaries as currently conducted infringes the Intellectual Property rights of a third party or (ii) challenging or questioning the use of any Intellectual Property of the Borrower or its Subsidiaries or the validity or effectiveness of any Intellectual Property of the Borrower or its Subsidiaries. Except for such activities as may be subject to authorization and consent pursuant to 28 U.S.C. Section 1498 or substantially equivalent law or regulation, to the Borrower’s knowledge, the operation of the businesses of the Borrower and its

Subsidiaries as currently conducted do not infringe any valid and enforceable Intellectual Property rights of any third party where a finding of such infringement would reasonably be expected to have a Material Adverse Effect.
SECTION 4.16.  Labor Matters
. Except as, in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of the Borrower and each of its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law or regulation dealing with such matters; and (c) all payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary, as applicable.
SECTION 4.17.  Environmental Matters
. Except as, in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect:
(a)  the facilities and properties owned, leased or operated by the Borrower or any Subsidiary (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;
(b)  neither the Borrower nor any Subsidiary has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by the Borrower or any Subsidiary (the “Business”), nor does any Responsible Officer of the Borrower have actual knowledge or a reasonable basis to believe that any such notice will be received or is being threatened;
(c)  Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;
(d)  no judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Responsible Officer of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;
(e)  there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Borrower or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;
(f)  the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at,

under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and
(g)  neither the Borrower nor any Subsidiary has assumed any liability of any other person under Environmental Laws.
SECTION 4.18.  Solvency
. On and as of the Closing Date, the Borrower is and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be and will continue to be, Solvent.
SECTION 4.19.  Anti-Corruption Laws and Sanctions
. The Borrower has implemented and maintains in effect policies and procedures designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents under the control and acting on behalf of the Borrower and its Subsidiaries with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions in all material respects, and the Borrower, its Subsidiaries and their respective officers and employees, and to the knowledge of the Borrower its directors and agents under the control and acting on behalf of the Borrower and its Subsidiaries, are in compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Borrower being designated as a Sanctioned Person. None of (a) the Borrower, any Subsidiary or, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent under the control and acting on behalf of the Borrower and its Subsidiaries that will act in connection with the credit facility established hereby, is a Sanctioned Person.

ARTICLE V
CONDITIONS OF EFFECTIVENESS AND LENDING
The obligations of the Lenders to make extensions of credit (including the initial extension of credit) hereunder are subject to the satisfaction of the following conditions:
SECTION 5.01.  All Borrowings
. On the date of each extension of credit (other than, in the case of paragraph (b) below, a Borrowing that does not increase the aggregate principal amount of Loans outstanding of any Lender):
(a)  The Administrative Agent shall have received a notice of such Borrowing or conversion as required by Section 2.03 or 2.04, as applicable, or an Application for a Letter of Credit as required by Article III, as the case may be.
(b)  The applicable representations and warranties set forth in Article IV (other than the representations and warranties set forth in Section 4.06 and Section 4.18 on any date other than the Closing Date) shall be true and correct in all material respects (or in all respects, to the extent such representation and warranty is qualified by materiality) on and as of the date of such Borrowing or issuance of a Letter of Credit, as the case may be, with the same effect as though made on and as of such date, except to the extent such representations and warranties (which, for the avoidance of doubt, on any date other than the Closing

Date shall not include the representations and warranties set forth in Section 4.06 and Section 4.18) expressly relate to an earlier date, in which event, such representations and warranties shall be true and correct in all material respects (or in all respects, to the extent such representation and warranty is qualified by materiality) on and as of such earlier date.
(c)  At the time of and immediately after such Borrowing or issuance of a Letter of Credit, as the case may be, no Event of Default or Default shall have occurred and be continuing.
Each Borrowing by the Borrower and issuance of a Letter of Credit on behalf of the Borrower shall be deemed to constitute a representation and warranty by the Borrower on the date of such Borrowing or issuance as to the matters specified in paragraphs (b) (except as aforesaid) and (c) of this Section 5.01.
SECTION 5.02.  Effectiveness
. On the date of effectiveness (which may or may not be the date of the initial extension of credit):
(a)  Credit Agreement. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, the Borrower and each person listed on Schedule 2.01 and (ii) for any Lender requesting the same no later than two Business Days prior to the Closing Date, a promissory note evidencing the Commitment of such Lender.
(b)  Legal Opinions. The Administrative Agent shall have received, on behalf of itself and the Lenders and the Agents, the favorable written opinions of (i) Frank R. Jimenez, Vice President, General Counsel and Corporate Secretary of the Borrower and (ii) Morgan, Lewis & Bockius LLP, special counsel for the Borrower, substantially to the effect set forth in Exhibits E and F, respectively, each (A) dated the date of the initial Borrowing, (B) addressed to the Administrative Agent, the Lenders and the Agents, and (C) covering such other matters relating to this Agreement and the transactions contemplated hereby as the Administrative Agent may reasonably request, and the Borrower hereby requests such counsel deliver such opinions.
(c)  Legal Matters. All legal matters incident to this Agreement, the Borrowings and extensions of credit hereunder shall be reasonably satisfactory to the Lenders and to Simpson Thacher & Bartlett LLP, counsel for the Administrative Agent.
(d)  Closing Certificates. The Administrative Agent shall have received (i) a copy of the certificate of incorporation, including all amendments thereto, of the Borrower, certified by the relevant authority of the jurisdiction of organization, and a certificate as to the good standing of the Borrower as of a recent date, from such relevant authority; (ii) a certificate of the Secretary or Assistant Secretary of the Borrower, dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of the Borrower as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Borrower authorizing the execution, delivery and performance of this Agreement and the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate of incorporation of the Borrower has not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing this Agreement or any other document delivered in connection herewith on behalf of the Borrower; and (iii) a certificate of another officer of the Borrower as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above.

(e)  Financial Officer’s Certificate. The Administrative Agent shall have received (i) a certificate, dated the date of the initial Borrowing and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 5.01 and (ii) a Ratio Certificate, setting forth the calculations, in reasonable detail, required to determine compliance with the covenant set forth in Section 7.05 as of the last day of the fiscal quarter most recently ended prior to the Closing Date for which financial statements are available.
(f)  Fees and Expenses. The Administrative Agent and the other Agents and their Affiliates shall have received all Fees and other amounts due and payable pursuant to the terms hereof on or prior to the Closing Date, including, to the extent invoiced at least two Business Days prior to the Closing Date, reimbursement or payment of all out‑of‑pocket expenses required to be reimbursed or paid by the Borrower hereunder.
(g)  Termination of Existing Credit Agreement. The Administrative Agent shall have received satisfactory evidence that concurrently with the occurrence of the Closing Date the Borrower has paid any Loans (as defined under the Existing Credit Agreement), liabilities and other obligations under the Existing Credit Agreement in full (other than the letters of credit referred to in Section 3.09) and has terminated the Commitments (as defined under the Existing Credit Agreement) thereunder.
(h)  Representations and Warranties. The applicable representations and warranties set forth in Article IV shall be true and correct in all material respects (or in all respects, to the extent such representation and warranty is qualified by materiality) on and as of the date of effectiveness, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.
(i)  No Event of Default. On the Closing Date and after giving effect to this Agreement, no Event of Default or Default shall have occurred and be continuing.
(j)  USA PATRIOT Act. The Administrative Agent or Lenders, as applicable, shall have received all documentation and other information reasonably requested at least five business days prior to the Closing Date, which documentation or other information is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT Act and Beneficial Ownership Regulation.
ARTICLE VI
AFFIRMATIVE COVENANTS
The Borrower covenants and agrees with each Lender that so long as the Commitments shall remain in effect, any Letter of Credit remains outstanding (except to the extent (a) cash collateral shall have been provided in an amount satisfactory to the applicable Issuing Lender to cash collateralize such Letters of Credit or (b) other arrangements satisfactory to the applicable Issuing Lender with respect to such Letters of Credit shall have been made (such determinations to be made in the sole discretion of the applicable Issuing Lender acting in good faith)) or the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under this Agreement shall not have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of the Subsidiaries to:

SECTION 6.01.  Existence; Businesses and Properties. In the case of the Borrower and the Significant Subsidiaries:
(a)  do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises, except as otherwise expressly permitted under Section 7.03;
(b)  comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted; and at all times maintain, preserve and protect all property material to the conduct of its business;
(c)  comply with all Contractual Obligations except to the extent that failure to comply therewith, in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect; and
(d)  maintain in effect policies and procedures designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents under the control and acting on behalf of the Borrower and its Subsidiaries with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions in all material respects.
SECTION 6.02.  Insurance. Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; and maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses, provided that nothing in this Section 6.02 shall preclude the Borrower or any Subsidiary from being self-insured (to the extent deemed prudent by the Borrower or such Subsidiary and customary with companies in the same or similar business).
SECTION 6.03.  Payment of Obligations; Taxes. (a)  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations (which, with respect to payment obligations, shall be any obligation of $100,000,000 or greater) of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and adequate reserves with respect thereto shall, to the extent required by GAAP, have been set aside; and
(b)  Pay and discharge promptly when due all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof unless and to the extent the same are being contested in good faith by appropriate proceedings and adequate reserves with respect thereto shall, to the extent required by GAAP, have been set aside.
SECTION 6.04.  Financial Statements, Reports, etc. Furnish to the Administrative Agent and each Lender:
(a)  within 90 days after the end of each fiscal year, a consolidated balance sheet, statement of income and statement of cash flows showing the financial condition and results of operations of the Borrower and its consolidated Subsidiaries as of and for the fiscal year then ended, all audited by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrower and its consolidated Subsidiaries, as the case may be, on a consolidated basis in accordance with GAAP; provided, that documents required to be delivered under this clause (a) which are made available on the internet (x) on the Borrower’s website (so long as the Borrower provides notice to the Administrative Agent that such documents have been made available on such website) shall be deemed delivered on the later of (i) the date such documents are made available on such website and (ii) the date on which the Borrower provides such notice to the Administrative Agent or (y) via www.sec.gov or any successor system of the Securities and Exchange Commission shall be deemed delivered on the date made so available;
(b)  within 45 days after the end of each of the first three fiscal quarters of each fiscal year, a consolidated balance sheet, statement of income and statement of cash flows showing the financial condition and results of operations of the Borrower and its consolidated Subsidiaries as of and for the fiscal quarter then ended and the then elapsed portion of the fiscal year, all certified by a Financial Officer of the Borrower as fairly presenting the financial condition and results of operations of the Borrower, as the case may be, on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments; provided, that documents required to be delivered under this clause (b) which are made available on the internet (x) on the Borrower’s website (so long as the Borrower provides notice to the Administrative Agent that such documents have been made available on such website) shall be deemed delivered on the later of (i) the date such documents are made available on such website and (ii) the date on which the Borrower provides such notice to the Administrative Agent or (y) via www.sec.gov or any successor system of the Securities and Exchange Commission shall be deemed delivered on the date made so available;
(c)  concurrently with any delivery of financial statements under paragraph (a) or (b) above, (i) a Ratio Certificate and (ii) a certificate of a Financial Officer of the Borrower certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;
(d)  promptly, after their becoming available, copies of all financial statements, stockholders reports and proxy statements that the Borrower shall have sent to its stockholders generally, and copies of all registration statements filed by the Borrower under the Securities Act of 1933, as amended (other than registration statements on Form S-8 or any registration statement filed in connection with a dividend reinvestment plan), and regular and periodic reports, if any, which the Borrower shall have filed with the Securities and Exchange Commission (or any governmental agency or agencies substituted therefor) under Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended, or with any national securities exchange (other than those on Form 11-K or any successor form); provided, that documents required to be delivered under this clause (d) which are made available on the internet (x) on the Borrower’s website (so long as the Borrower provides notice to the Administrative Agent that such documents have been made available on such website) shall be deemed delivered on the later of (i) the date such documents are made available on such website and (ii) the date on which the Borrower provides such notice to the Administrative Agent or (y) via www.sec.gov or any successor system of the Securities and Exchange Commission shall be deemed delivered on the date made so available; and
(e)  promptly, from time to time, and subject to any restrictions imposed by any Governmental Authority, (x) such other information regarding the Borrower or any Significant Subsidiary (including the operations, business affairs and financial condition of the Borrower or any Significant Subsidiary), or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request and (y) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

SECTION 6.05.  Litigation and Other Notices. Promptly upon any Responsible Officer of the Borrower obtaining knowledge of any of the following, furnish to the Administrative Agent and each Lender written notice of the following:
(a)  any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;
(b)  the filing or commencement of, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Affiliate thereof that would reasonably be expected to result in a Material Adverse Effect or materially impair the Borrower’s ability to perform its obligations under this Agreement;
(c)  any change in the ratings by S&P or Moody’s of the Index Debt;
(d)  upon the reasonable request of the Administrative Agent or any Lender, any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification; and
(e)  any development that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.
SECTION 6.06.  Employee Benefits. (a)  Comply with the applicable provisions of ERISA and the Code, except as would not reasonably be expected to result in a Material Adverse Effect or to cause the Borrower or any Significant Subsidiary to incur material liabilities; (b) furnish to the Administrative Agent and each Lender as soon as possible after, and in any event within 30 days after any Responsible Officer of the Borrower or any ERISA Affiliate knows that, any ERISA Event has occurred that, alone or together with any other ERISA Event known to have occurred, would reasonably be expected to result in liability of the Borrower in an aggregate amount exceeding $150,000,000 in any year, a statement of a Financial Officer of the Borrower setting forth details as to such ERISA Event and the action, if any, that the Borrower proposes to take with respect thereto; and (c) furnish to the Administrative Agent and each Lender within a reasonable period of time following receipt thereof, copies of any documents involving a material change in liability described in Sections 101(k) or 101(l) of ERISA that Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan.
SECTION 6.07.  Maintaining Records; Access to Properties and Inspections. Maintain financial records in accordance with GAAP and, upon reasonable notice and subject to any restrictions imposed by any Governmental Authority and customer confidentiality agreements, permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the properties of the Borrower or any Significant Subsidiary during normal business hours and to discuss the affairs, finances and condition of the Borrower or any Significant Subsidiary with the officers thereof and independent accountants therefor; provided that, so long as no Event of Default has occurred and is continuing, the Borrower shall be required to reimburse only the reasonable expenses incurred by the Administrative Agent in connection one such visit and inspection by the Administrative Agent (or its designated representatives) per year.
SECTION 6.08.  Use of Proceeds. Use the Letters of Credit and the proceeds of the Loans for any lawful corporate purpose.
SECTION 6.09.  Environmental Laws. Except as, in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect:
(a)  Comply in all material respects with, and undertake all reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental

Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.
(b)  Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and comply as required in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.
ARTICLE VII
NEGATIVE COVENANTS
The Borrower covenants and agrees with each Lender that, so long as the Commitments shall remain in effect, any Letter of Credit remains outstanding (except to the extent (a) cash collateral shall have been provided in an amount satisfactory to the applicable Issuing Lender to cash collateralize such Letters of Credit or (b) other arrangements satisfactory to the applicable Issuing Lender with respect to such Letters of Credit shall have been made (such determinations to be made in the sole discretion of the applicable Issuing Lender acting in good faith)) or the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under this Agreement shall not have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, and will not cause or permit any of the Subsidiaries to:
SECTION 7.01.  Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:
(a)  Liens on property or assets of the Borrower or any of its Subsidiaries existing on the date hereof provided that, in the case of the Borrower, any such Lien securing Indebtedness for borrowed money in excess of $15,000,000 shall be set forth in Schedule 7.01; and provided further that all Liens permitted by this paragraph (a) shall secure only those obligations which they secure on the date hereof;
(b)  any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary, provided that (i) such Lien is not created in contemplation of or in connection with such acquisition and (ii) such Lien does not apply to any other property or assets of the Borrower or any Subsidiary;
(c)  Liens for taxes not yet past due or which are being contested in compliance with Section 6.03;
(d)  carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in compliance with Section 6.03;
(e)  pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;
(f)  deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than capital leases), statutory obligations, surety and appeal bonds, advance payment bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)  zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;
(h)  Liens upon any property acquired, constructed or improved by the Borrower or any Subsidiary which are created or incurred within 360 days of such acquisition, construction or improvement to secure or provide for the payment of any part of the purchase price of such property or the cost of such construction or improvement, including carrying costs (but no other amounts), provided that any such Lien shall not apply to any other property of the Borrower or any Subsidiary;
(i)  Liens on the property or assets of any Subsidiary in favor of the Borrower or another Subsidiary of the Borrower;
(j)  Liens constituting bankers’ liens on moneys of the Borrower or a Subsidiary deposited in the ordinary course of business;
(k)  Liens on cash collateral deposited in accordance with the terms of this Agreement;
(l)  extensions, renewals and replacements of Liens referred to in paragraphs (a) through (k) of this Section 7.01, provided that any such extension, renewal or replacement Lien shall be limited to the property or assets covered by the Lien extended, renewed or replaced and that the obligations secured by any such extension, renewal or replacement Lien shall be in an amount not greater than the amount of the obligations secured by the Lien extended, renewed or replaced;
(m)  any Lien of the type described in clause (c) of the definition of the term “Lien” on securities imposed pursuant to an agreement entered into for the sale or disposition of such securities pending the closing of such sale or disposition; provided that such sale or disposition is otherwise permitted hereunder;
(n)  Liens arising in connection with (x) sales of accounts receivable in the ordinary course of business and (y) any Permitted Receivables Program (in each case to the extent the sale by the Borrower or the applicable Subsidiary of its accounts receivable is deemed to give rise to a Lien in favor of the purchaser thereof in such accounts receivable or the proceeds thereof); and
(o)  Liens to secure Indebtedness or other obligations if, immediately after the grant thereof, the aggregate amount of all Indebtedness and other obligations secured by Liens that would not be permitted but for this clause (o), when aggregated with the amount of Indebtedness permitted by Section 7.04(h) (but without duplication if such Liens secure such Indebtedness), does not exceed the greater of (i) $1,000,000,000 or (ii) 15% of Consolidated Net Tangible Assets as shown on the most recent consolidated balance sheet delivered pursuant to Section 4.05 or 6.04(a) or (b), as the case may be.
SECTION 7.02.  Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease back such property; provided, however, that the Borrower and the Subsidiaries may enter into any such transaction to the extent the Lien on any such property (if such transaction were treated as the incurrence of secured Indebtedness) would be permitted by Section 7.01(o).
SECTION 7.03.  Mergers, Consolidations and Sales of Assets. In the case of the Borrower, merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of, or permit the sale, transfer, lease or other disposition of (in one transaction or in a series of transactions) all or substantially all of its assets, or agree to do any of the foregoing; provided, however, that any person may merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving corporation if no Event of Default or Default shall have occurred and be continuing or would occur immediately after giving effect thereto.
SECTION 7.04.  Subsidiary Indebtedness. Permit any Subsidiary to create, incur, assume or permit to exist any Indebtedness, except:
(a)  Indebtedness existing on the date hereof and set forth in Schedule 7.04 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;
(b)  Indebtedness issued to the Borrower or any other Subsidiary;
(c)  Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that such Indebtedness is incurred prior to or within 360 days after such acquisition or the completion of such construction or improvement;
(d)  Indebtedness of any person that becomes a Subsidiary after the date hereof; provided that such Indebtedness exists at the time such person becomes a Subsidiary and is not created in contemplation of or in connection with such person becoming a Subsidiary;
(e)  Indebtedness as an account party in respect of trade letters of credit;
(f)  Indebtedness arising in connection with (x) the sale of accounts receivable in the ordinary course of business or (y) any Permitted Receivables Program (in each case to the extent the sale by the applicable Subsidiary of its accounts receivable is deemed to be Indebtedness of such Subsidiary);
(g)  performance, advance payment, warranty and bid guarantees and other similar guarantees of payment (other than in respect of Indebtedness for borrowed money) made by a Subsidiary in the ordinary course of business; and
(h)  other Indebtedness in an aggregate principal amount (or the termination amount thereof, in the case of foreign exchange, swap or derivative transactions to the extent deemed to be Indebtedness), when aggregated with the amount of all Indebtedness or other obligations secured by Liens permitted by Section 7.01(o) (but without duplication thereof if such Indebtedness is secured by such Liens), not exceeding the greater of (i) $1,000,000,000 or (ii) 15% of Consolidated Net Tangible Assets as shown on the most recent consolidated balance sheet delivered pursuant to Section 4.05 or 6.04(a) or (b), as the case may be.
SECTION 7.05.  Financial Covenant. Permit Total Debt to exceed 60% of Total Capitalization as of the last day of any fiscal quarter.
SECTION 7.06.  Use of Proceeds. Request any Loan or Letter of Credit, and the Borrower shall not directly use, or knowingly indirectly use, and shall not permit its Subsidiaries or its or their respective directors, officers, employees and agents under the control and acting on behalf of the Borrower or its Subsidiaries to directly use, or knowingly indirectly use, the proceeds of any Loan or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent a person could undertake such activity, business or transaction under any applicable U.S. law, license, permit or authorization, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
ARTICLE VIII
EVENTS OF DEFAULT
In case of the happening of any of the following events (“Events of Default”):
(a)  any representation or warranty made or deemed made in or in connection with this Agreement or the borrowings hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to this Agreement, shall prove to have been incorrect in any material respect when so made, deemed made or furnished;
(b)  default shall be made in the payment of any principal of any Loan or Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;
(c)  default shall be made in the payment of (i) any interest on any Loan or Reimbursement Obligation or any Fee due under this Agreement, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days following notice thereof or (ii) any other amount (other than an amount referred to in subclauses (b) or (c)(i) above) due under this Agreement, when and as the same shall become due and payable, and such default shall continue unremedied for a period of 30 days following notice thereof;
(d)  default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in Section 6.01(a), 6.05(a) or 6.08 or in Article VII;
(e)  default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in this Agreement (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Borrower;
(f)  the Borrower or any Significant Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (excluding guarantees, which are covered by clause (ii) below) in a principal amount in excess of $150,000,000, when and as the same shall become due and payable, or (ii) fail to make any payment under any guarantee, if the aggregate amount of the guaranteed obligations is in excess of $150,000,000, except to the extent the Borrower or such Subsidiary is contesting in good faith the requirement to make such payment, or (iii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (iii) is to cause such Indebtedness in a principal amount in excess of $150,000,000 to become due prior to its stated maturity and, in any case aforesaid in this clause (f), corrective action satisfactory to the Required Lenders shall not have been taken within 5 Business Days after written notice of the situation shall have been given to the Borrower by the Administrative Agent at the request of the Required Lenders;

(g)  an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Significant Subsidiary, or of a substantial part of the property or assets of the Borrower or a Significant Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of the property or assets of the Borrower or a Significant Subsidiary or (iii) the winding-up or liquidation of the Borrower or any Significant Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(h)  the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of the property or assets of the Borrower or any Significant Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any corporate action to authorize any of the foregoing;
(i)  one or more judgments for the payment of money in an aggregate amount in excess of $150,000,000 (to the extent not adequately covered by insurance as to which the relevant insurance company does not dispute coverage) shall be rendered against the Borrower, any Subsidiary or any combination thereof and the Borrower, such Subsidiary or any combination thereof shall not have satisfied the same within 60 days, or caused execution thereon to be stayed within 60 days, and such failure to satisfy or stay such judgment shall remain unremedied for 5 Business Days after notice thereof shall have been given to the Borrower by the Administrative Agent at the request of the Required Lenders;
(j)  an ERISA Event shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other such ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; or
(k)  there shall have occurred a Change in Control;
then, (A) and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder), shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein to the contrary notwithstanding; and (B) in any event with respect to the Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder), shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein to the contrary notwithstanding. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder. After all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder shall have been paid in full, if, at any time the amount of such cash collateral account exceeds the then undrawn and unexpired amount of the Letters of Credit, such excess amount shall be returned to the Borrower (or such other person as may be lawfully entitled thereto).
ARTICLE IX
THE AGENTS
SECTION 9.01.  Appointment
. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.
SECTION 9.02.  Delegation of Duties
. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible to any Lender for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.
SECTION 9.03.  Exculpatory Provisions
. Neither any Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys in fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the

Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower.
SECTION 9.04.  Reliance by Administrative Agent
. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any promissory note evidencing Loans as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
SECTION 9.05.  Notice of Default
. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
SECTION 9.06.  Non-Reliance on Agents and Other Lenders
. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, advisors, attorneys in fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of the Borrower or any affiliate of the Borrower, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Borrower and its affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each

Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and its affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any affiliate of the Borrower that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys in fact or affiliates.
SECTION 9.07.  Indemnification
. The Lenders agree to indemnify each Agent and its officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Revolving Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Revolving Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in its capacity as an Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
SECTION 9.08.  Agent in Its Individual Capacity
. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.
SECTION 9.09.  Successor Administrative Agent
. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall send a notice of resignation as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under subsection (g) or (h) of Article VIII with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s sending of a notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless become effective on the 30th day following the sending of such notice (except that in the case of collateral security (if any) held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as the successor Administrative Agent is appointed), and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. If the person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such person remove such person as Administrative Agent and appoint a successor, which shall (unless an Event of Default under subsection (g) or (h) of Article VIII with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date (except that in the case of collateral security (if any) held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the removed Administrative Agent shall continue to hold such collateral security until such time as the successor Administrative Agent is appointed), and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring or removed Administrative Agent’s resignation or removal, as applicable, as Administrative Agent, the provisions of this Article IX and of Section 10.05 shall continue to inure to its benefit.
SECTION 9.10.  Arrangers, Documentation Agents and Syndication Agents
Neither the Arrangers, the Documentation Agents nor the Syndication Agents shall have any duties or responsibilities hereunder in their respective capacities as such.
SECTION 9.11.  Certain ERISA Matters
(a) Each Lender (x) represents and warrants, as of the date such person became a Lender party hereto, to, and (y) covenants, from the date such person became a Lender party hereto to the date such person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:
(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such person became a Lender party hereto, to, and (y) covenants, from the date such person became a Lender party hereto to the date such person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Administrative Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).
ARTICLE X
MISCELLANEOUS
SECTION 10.01.  Notices. Unless otherwise specified herein, notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or other writing transmitted electronically (including in the form of a .pdf attachment), as follows:
(a)  if to the Borrower, to it at its address (or telecopy number or email address) set forth in Schedule 10.01.;
(b)  if to the Administrative Agent, to it at its address (or telecopy number, telephone number or email address) set forth in Schedule 10.01;
(c)  if to an Issuing Lender, to it to it at its address (or telecopy number or email address) set forth in Schedule 10.01; and

(d)  if to a Lender, to it at its address (or telecopy number or email address) set forth in set forth in Schedule 10.01 or in the Assignment and Assumption or New Lender Supplement pursuant to which such Lender shall have become a party hereto.
All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or other writing transmitted electronically (including in the form of a .pdf attachment) or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 10.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 10.01.
SECTION 10.02.  Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding (except to the extent (a) cash collateral shall have been provided in an amount satisfactory to the applicable Issuing Lender to cash collateralize such Letters of Credit or (b) other arrangements satisfactory to the applicable Issuing Lender with respect to such Letters of Credit shall have been made (such determinations to be made in the sole discretion of the applicable Issuing Lender acting in good faith)) and so long as the Commitments have not been terminated. The provisions of Sections 2.15, 2.17, 2.21 and 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement, or any investigation made by or on behalf of the Administrative Agent or any Lender.
SECTION 10.03.  Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.
SECTION 10.04.  Successors and Assigns. (a)  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party when such assignments are made in accordance with this Agreement; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.
(b)  Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that (i) unless an Event of Default shall have occurred and be continuing or except in the case of an assignment to a Lender, a Lender Affiliate or an Approved Fund, the Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof, (ii) unless a Competitive Loan is being assigned to a Lender, a Lender Affiliate or an Approved Fund, the Administrative Agent must give its prior written consent (which consent shall not be unreasonably withheld), (iii) except in the case of an assignment to a Lender, a Lender Affiliate or an Approved Fund, unless the Borrower and the Administrative Agent shall otherwise agree to a lower dollar amount, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 (or the entire remaining amount of the assigning Lender’s Commitment), (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 from an assignor (except as provided in Section 2.22(c)(v) or in the case of an assignment to a Lender Affiliate) and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; provided, further, that no such assignment may be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) any Defaulting Lender, any subsidiary of a Defaulting Lender or any person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a subsidiary of a Defaulting Lender or (C) any natural person (or a holding company, investment vehicle or trust for, or owned and operated primarily for the benefit of, a natural person). Upon acceptance and recording pursuant to paragraph (e) of this Section 10.04, from and after the effective date specified in each Assignment and Assumption, which effective date shall be at least five Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.17, 2.21 and 10.05, as well as to any Fees accrued for its account and not yet paid). Any assignment by a Lender of rights and/or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and/or obligations, as the case may be, in accordance with paragraph (f) of this Section 10.04. For the purposes of this Section 10.04, “Approved Fund” means any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) a Lender Affiliate or (c) an entity or an affiliate of an entity that administers or manages a Lender.
(c)  [Reserved].
(d)  The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The Borrower, the Administrative Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary, and such entries in the Register shall be conclusive absent manifest error. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(e)  Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above and, if required, the written consent of the Borrower and the Administrative Agent to such assignment, the Administrative Agent shall (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Lenders and the Borrower. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f)  Each Lender may without the consent of the Borrower, the Administrative Agent or any Issuing Lender sell participations to one or more banks or other entities (other than (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) any Defaulting Lender, any subsidiary of a Defaulting Lender or any person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a subsidiary of a Defaulting Lender or (C) any natural person (or a holding company, investment vehicle or trust for, or owned and operated primarily for the benefit of, a natural person)) (any such bank or other entity to which a participation is sold a “Transferee”) in all or a portion of its rights and/or obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall keep and maintain a Participant Register in accordance with Section 10.04(k), (iv) the Transferee shall be entitled to the benefit of the cost protection provisions contained in Sections 2.15, 2.17 and 2.21 (and shall have the duty to mitigate under Section 2.22) to the same extent as if they were Lenders (provided that each Transferee shall only be entitled to the benefit of the cost protection provisions contained in Sections 2.15, 2.17 and 2.21 to the same extent as its participating Lender unless such participation was consented to by the Borrower, and further provided that any Transferee shall be entitled to the cost protection provisions contained in Section 2.21 only if such Transferee complies with Section 2.21(h) as though it were a Lender) and (v) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans or increasing or extending the Commitments).
(g)  Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, “Company Private”, “Raytheon Private” or “Proprietary”, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 10.16.
(h)  Any Lender may at any time pledge or assign all or any portion of its rights under this Agreement to a Federal Reserve Bank without the consent of the Borrower or the Administrative Agent to secure extensions of credit by such Federal Reserve Bank to such Lender; provided that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such Federal Reserve Bank for such Lender as a party hereto. In order to facilitate such pledge or assignment to a Federal Reserve Bank, the Borrower shall, at the request of the assigning Lender, duly execute and deliver to the assigning Lender a promissory note or notes evidencing the Loans made to the Borrower by the pledging or assigning Lender hereunder.
(i)  The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.
(j)  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) of such Granting Lender, identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the

option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to Section 2.01 or 2.03(e), provided that (i) nothing herein shall constitute a commitment to make any Loan by any SPC and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender (and, if such Loan is a Competitive Loan, shall be deemed to utilize the Commitments of all the Lenders) to the same extent, and as if, such Loan were made by the Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the related Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 10.04 or in Section 10.16, any SPC may (x) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to its Granting Lender or to any financial institutions providing liquidity and/or credit facilities to or for the account of such SPC to fund the Loans made by such SPC or to support the securities (if any) issued by such SPC to fund such Loans and (y) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to such SPC.
(k)  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a “book entry” register (as described in the applicable United States Federal income tax law and United States Treasury regulations) on which it records the name and address of the proposed Transferee and the principal amounts (and stated interest) of each such proposed Transferee’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation and as having “ownership of an interest” (as such term is defined in the applicable United States Treasury regulations) for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any person (including the identity of any Transferee or any information relating to a Transferee’s interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement) except to the extent that such disclosure is reasonably requested by Borrower or Administrative Agent to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) and proposed Section 1.163-5 of the United States Treasury regulations.
SECTION 10.05.  Expenses; Indemnity. (a)  The Borrower agrees (i) to pay all reasonable and documented out-of-pocket expenses incurred by the Agents and the Arrangers in connection with the syndication of the credit facility provided for herein and the preparation and administration of this Agreement or in connection with any amendments, modifications or waivers of the provisions hereof (whether or not the transactions hereby or thereby contemplated shall be consummated), including the reasonable and documented fees, charges and disbursements of Simpson Thacher & Bartlett LLP, counsel for the Agents and (i) to pay all out-of-pocket expenses incurred by any Agent, either Arranger or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement or in connection with the Loans made hereunder, including the fees, charges and disbursements of Simpson Thacher & Bartlett LLP, counsel for the Agents, and, in connection with any such enforcement or protection, the fees, charges and disbursements of any other counsel for any Agent or any Lender. The Borrower shall not be obligated to reimburse out-of-pocket legal expenses pursuant to the preceding sentence for more than one law firm for the Agents incurred in connection with the preparation of this Agreement or in connection with any particular amendment, modification or waiver of the provisions hereof.
(b)  The Borrower agrees to indemnify each Agent, each Arranger, each Issuing Lender and each Lender, each Affiliate of any of the foregoing persons and each of their respective directors, officers, employees, advisors and agents (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or Letter of Credit (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and whether or not the same is brought by the Borrower, its stockholders, Affiliates or creditors or any other person; provided that such indemnity shall not, as to any Indemnitee, be available (x) to the extent that such losses, claims, damages, liabilities or related expenses have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) to the extent such losses, claims, damages, liabilities or related expenses are incurred by reason of any material breach of the obligations of such Indemnitee under the Loan Documents (including any Letter of Credit) or (z) to the extent that such losses, claims, damages, liabilities or related expenses relate to any dispute solely among Indemnitees and not involving any act or omission of the Borrower or its affiliates (other than disputes brought against any Agent or Arranger in its capacity as such).
(c)  The provisions of this Section 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement, or any investigation made by or on behalf of any Agent or any Lender. All amounts due under this Section 10.05 shall be payable on written demand therefor.
SECTION 10.06.  Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or any affiliate, branch or agency thereof to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided that if any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of set off. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.07.  APPLICABLE LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
SECTION 10.08.  Waivers; Amendment. (a)  No failure or delay of the Administrative Agent or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.
(b)  Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan or the payment of any Facility Fee or any other amounts owing under this Agreement, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, or extend the maturity date of any Letter of Credit to a date after the Termination Date (except as provided in Section 3.01(a)), without the prior written consent of each Lender affected thereby, (ii) change or extend the Commitment or decrease the Facility Fees of any Lender without the prior written consent of such Lender or (iii) amend or modify the provisions of Section 2.18, the last sentence of Section 3.01(a), the provisions of Section 10.04(i), the provisions of this Section or the definition of the term “Required Lenders”, without the prior written consent of each Lender; provided further that no such agreement shall (A) amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent or (B) amend, modify or otherwise affect the rights or duties of any Issuing Lender hereunder without the prior written consent of such Issuing Lender.
SECTION 10.09.  Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
SECTION 10.10.  Entire Agreement. This Agreement and the Fee Letters constitute the entire contract among the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement. Nothing in this Agreement, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.
SECTION 10.11.  WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR

INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.
SECTION 10.12.  Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 10.13.  Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 10.03. Delivery of an executed signature page to this Agreement by facsimile or electronic transmission (including in the form of a .pdf attachment) shall be effective as delivery of a manually signed counterpart of this Agreement.
SECTION 10.14.  Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
SECTION 10.15.  Jurisdiction; Consent to Service of Process. (a)   The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its related parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Issuing Lender or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.
(b)  The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(d)  The Administrative Agent, each Lender and the Borrower hereby irrevocably and unconditionally waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any indirect, special, exemplary, punitive or consequential damages.
SECTION 10.16.  Confidentiality. The Administrative Agent, each Issuing Lender and each Lenders agrees to keep confidential the Information (as defined below) and all copies thereof, extracts therefrom and analyses or other materials based thereon, except that the Administrative Agent, any Issuing Lender, any Lender or any Lender Affiliate shall be permitted to disclose Information (a) to the Administrative Agent, any other Issuing Lender or any other Lender or any affiliate thereof, (b) to such of its respective officers, directors, partners, employees, agents, attorneys, accounts, other professional services advisors, affiliates and representatives as need to know such Information (provided that the Administrative Agent, each Issuing Lender, each Lender and each Lender Affiliate shall be responsible for its officers’ directors’, employees’, agents’, affiliates’ and representatives’ compliance with this Section), (c) to the extent requested by any regulatory authority, self-regulatory authority or examining authority, including the National Association of Insurance Commissioners or any similar organization (provided that only that portion of the Information so requested to be disclosed may be furnished to such regulatory authority or examining authority and only to the extent so requested), (d) to the extent otherwise required by applicable laws and regulations or by any subpoena or similar legal process (provided that only that portion of the Information so required to be disclosed may be furnished only to the extent so required), (e) in connection with any suit, action or proceeding relating to the enforcement of its rights hereunder, (f) to the extent permitted by Section 10.04(g), (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Agreement or (ii) becomes available to the Administrative Agent, any Issuing Lender or any Lender from a source other than the Borrower (provided that such source is not known to the Administrative Agent, such Issuing Lender or such Lender, as applicable, to be subject to any confidentiality obligations in favor of the Borrower), (h) to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender and has agreed to keep such Information confidential on terms substantially consistent with this Section, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, (j) subject to an agreement in favor of the Borrower to comply with the provisions of this Section, to any actual or prospective counterparty (or any professional advisor to such counterparty) to any swap, derivative, credit insurance or similar transaction under which payments are to be made by reference to this Agreement, the Borrower and its obligations hereunder or any payments hereunder or (k) if agreed by the Borrower in its sole discretion, to any other person. For the purposes of this Section, “Information” shall mean all financial statements, certificates, reports, agreements and information (including all analyses, compilations and studies prepared by the Administrative Agent or any Lender based on any of the foregoing) that are received from the Borrower or any Subsidiary and related to the Borrower, any Subsidiary or any employee, customer or supplier of the Borrower, other than any of the foregoing that were available to the Administrative Agent or any Lender on a non-confidential basis prior to its disclosure thereto by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that in the case of Information provided after the date hereof, such Information is clearly identified at the time of delivery as confidential, “Company Private” or “Proprietary”. The provisions of this Section 10.16 shall remain operative and in full force and effect regardless of the expiration and term of this Agreement.
Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.
SECTION 10.17.  Waiver and Consent of the Existing Credit Agreement. Each Lender which is a Lender (as defined under the Existing Credit Agreement) under the Existing Credit Agreement hereby (i) waives the requirement of Sections 2.12 and 2.14 of the Existing Credit Agreement that termination of Commitments (as defined under the Existing Credit Agreement) and prepayments of Loans (as defined under the Existing Credit Agreement), respectively, may only be made upon at least three Business Days’ prior irrevocable written notice and (ii) consents to the Borrower prepaying the Loans (as defined under the Existing Credit Agreement) and terminating the Commitments (as defined under the Existing Credit Agreement) under the Existing Credit Agreement on the date of effectiveness of this Agreement.
SECTION 10.18.  USA PATRIOT ACT. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act and the Beneficial Ownership Regulation.
SECTION 10.19.  Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)  such Defaulting Lender shall be entitled to receive a Facility Fee for any period during which such Lender is a Defaulting Lender only to extent allocable to the sum of (i) the outstanding principal amount of the Revolving Loans funded by such Lender, and (ii) its L/C Exposure for which it has provided cash collateral;
(b)  the Commitment of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.08); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;
(c)  if any L/C Exposure exists at the time such Lender becomes a Defaulting Lender then:
(i)    all or any part of the L/C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Credit Exposure plus such Defaulting Lender’s L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) any Lender’s Revolving Credit Exposure after giving effect to such reallocation does not exceed such Lender’s Commitment;
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the

Administrative Agent, cash collateralize for the benefit of the Issuing Lenders only the Borrower’s obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Article VIII for so long as such L/C Exposure is outstanding; provided that the amount so cash collateralized (or the appropriate portion thereof) shall no longer be required to be held as cash collateral, and shall be released to the Borrower, following (A) the elimination of such Defaulting Lender’s L/C Exposure with respect to the Letters of Credit or (B) the determination by the Administrative Agent and each Issuing Lender that there exists excess cash collateral;
(iii)    such Defaulting Lender shall be entitled to receive fees pursuant to Section 3.03(a) with respect to such Defaulting Lender’s L/C Exposure during the period such Lender is a Defaulting Lender only to extent allocable to its L/C Exposure for which cash collateral has been provided by the Defaulting Lender;
(iv)    if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 3.03(a) shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Percentages; and
(v)    if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lenders or any other Lender hereunder, all fees payable under Section 3.03(a) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the applicable Issuing Lender until and to the extent that such L/C Exposure is reallocated and/or cash collateralized;
(d)  so long as such Lender is a Defaulting Lender, no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Exposure will be reallocated to the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower or such Defaulting Lender, and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 10.19(c)(i) (and such Defaulting Lender shall not participate therein).
(e)  if (i) a Bankruptcy Event with respect to a Lender Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) any Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless such Issuing Lender shall have entered into arrangements with the Borrower or such Lender, satisfactory to such Issuing Lender to defease any risk to it in respect of such Lender hereunder arising from the Letter of Credit then proposed to be issued or such Letter of Credit and all other L/C Obligations as to which such Issuing Lender has actual or potential exposure;
(f)  any payment of principal, interest, fees or other amounts received by the Administrative Agent hereunder for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.06 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender hereunder; third, to cash collateralize the Issuing Lenders’ fronting exposure with respect to such Defaulting Lender; fourth, as the Borrower may request (so long as no Default or Event of

Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (i) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (ii) cash collateralize the Issuing Lenders’ future fronting exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement; sixth, to the payment of any amounts owing to the Lenders or the Issuing Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans or participations in Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto; and
(g)  in the event that the Administrative Agent, the Borrower and each Issuing Lender each agrees in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Percentage; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
Notwithstanding anything to the contrary contained herein, the rights and remedies against a Defaulting Lender hereunder are in addition to other rights and remedies which the Borrower may have against such Defaulting Lender with respect to such Defaulting Lender’s failure to fund any portion of its Loans required to be funded by it hereunder, and which the Administrative Agent, any Issuing Lender or any Lender may have against such Defaulting Lender with respect to any such failure.
SECTION 10.20.  No Fiduciary Duty. The Administrative Agent, each other Agent, each Lender and each Lender Affiliate (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower. The Borrower agrees that nothing in the Agreement or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower, on the other. The Borrower acknowledges and agrees that (i) the transactions contemplated by this Agreement (including any exercise of rights and remedies hereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Agreement and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower. The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.
SECTION 10.21.  Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)  the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)  the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
SECTION 10.22.  Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for hedging agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan

Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

RAYTHEON COMPANY,
as the Borrower

By:	/s/ Kevin G. DaSilva
Name: Kevin G. DaSilva
Title: Vice President, Treasurer

SIGNATURE PAGE – RAYTHEON CREDIT AGREEMENT

JPMORGAN CHASE BANK, N.A.,
as a Lender and as Administrative Agent

By:	/s/ Robert P. Kellas
Name: Robert P. Kellas
Title: Executive Director

SIGNATURE PAGE – RAYTHEON CREDIT AGREEMENT

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Prathamesh Kshirsagar
Name: Prathamesh Kshirsagar
Title: Vice President

SIGNATURE PAGE – RAYTHEON CREDIT AGREEMENT

CITIBANK, N.A.,
as a Lender

By:	/s/ Susan Olsen
Name: Susan Olsen
Title: Vice President

SIGNATURE PAGE – RAYTHEON CREDIT AGREEMENT

BARCLAYS BANK PLC,
as a Lender

By:	/s/ Russell C. Johnson
Name: Russell C. Johnson
Title: Director

Executed in New York

SIGNATURE PAGE – RAYTHEON CREDIT AGREEMENT

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as a Lender

By:	/s/ John D. Toronto
Name: John D. Toronto
Title: Authorized Signatory

By:	/s/ Christopher Zybrick
Name: Christopher Zybrick
Title: Authorized Signatory

SIGNATURE PAGE – RAYTHEON CREDIT AGREEMENT

DEUTSCHE BANK AG NEW YORK BRANCH,
as a Lender

By:	/s/ Ming K. Chu
Name: Ming K. Chu
Title: Director

If your institution requires a second signature:

By:	/s/ Annie Chung
Name: Annie Chung
Title: Director

SIGNATURE PAGE – RAYTHEON CREDIT AGREEMENT

MORGAN STANLEY BANK, N.A.
as a Lender

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

SIGNATURE PAGE – RAYTHEON CREDIT AGREEMENT

MUFG BANK, LTD.,
as a Lender

By:	/s/ Oscar Cortez
Name: Oscar Cortez
Title: Director

SIGNATURE PAGE – RAYTHEON CREDIT AGREEMENT

BNP PARIBAS,
as a Lender

By:	/s/ Kirk Hoffman
Name: Kirk Hoffman
Title: Managing Director

By:	/s/ Monica Tilani
Name: Monica Tilani
Title: Vice President

SIGNATURE PAGE – RAYTHEON CREDIT AGREEMENT

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as a Lender

By:	/s/ Michael Madnick
Name: Michael Madnick
Title: Managing Director

By:	/s/ Jorida Banda
Name: Jorida Banda
Title: Managing Director

SIGNATURE PAGE – RAYTHEON CREDIT AGREEMENT

WELLS FARGO BANK, NATIONAL ASSOCIATION
as a Lender

By:	/s/ Adam Spreyer
Name: Adam Spreyer
Title: Director

SIGNATURE PAGE – RAYTHEON CREDIT AGREEMENT

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED,
as a Lender

By:	/s/ Robert Grillo
Name: Robert Grillo
Title: Director

SIGNATURE PAGE – RAYTHEON CREDIT AGREEMENT

SUMITOMO MITSUI BANKING CORPORATION,
as a Lender

By:	/s/ Michael Maguire
Name: Michael Maguire
Title: Executive Director

SIGNATURE PAGE – RAYTHEON CREDIT AGREEMENT

THE BANK OF NEW YORK MELLON,
as a Lender

By:	/s/ Thomas J. Tarasovich, Jr.
Name: Thomas J. Tarasovich, Jr.
Title: Vice President

SIGNATURE PAGE – RAYTHEON CREDIT AGREEMENT

THE BANK OF NOVA SCOTIA,
as a Lender

By:	/s/ Jason Rinne
Name: Jason Rinne
Title: Director

SIGNATURE PAGE – RAYTHEON CREDIT AGREEMENT

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Mark Irey
Name: Mark Irey
Title: Vice President

SIGNATURE PAGE – RAYTHEON CREDIT AGREEMENT

GULF INTERNATIONAL BANK B.S.C.
as a Lender

By:	/s/ Gregga J. Baxter
Name: Gregga J. Baxter
Title: Senior Vice President

SIGNATURE PAGE – RAYTHEON CREDIT AGREEMENT

FIRST ABU DHABI BANK USA N.V.,
as a Lender

By:	/s/ Ora Helmholz
Name: Ora Helmholz
Title: Country COO - USA

By:	/s/ Souzan Tarazi
Name: Souzan Tarazi
Title: Head of Operations - USA

SIGNATURE PAGE – RAYTHEON CREDIT AGREEMENT

RIYAD BANK, HOUSTON AGENCY,
as a Lender

By:	/s/ Michael Meiss
Name: Michael Meiss
Title: General Manager

By:	/s/ Manny Cafeo
Name: Manny Cafeo
Title: Vice President, Operations Manager

SIGNATURE PAGE – RAYTHEON CREDIT AGREEMENT

THE NORTHERN TRUST COMPANY,
as a Lender

By:	/s/ Eric Siebert
Name: Eric Siebert
Title: Senior Vice President

SIGNATURE PAGE – RAYTHEON CREDIT AGREEMENT